  Exhibit 10.195

CREDIT AGREEMENT

by and between

UNICOM, INC.

as Borrower

and

USBCDE SUB-CDE 74, LLC

as Lender

and

CHEROKEE NATION SUB-CDE II, LLC

as Lender

and

LBCDE SUB2 LLC

as Lender

and

WAVELAND SUB CDE XXII, LLC

as Lender

Dated as of October 3, 2012

EXHIBIT A ALTERNATIVE QUALIFIED PROJECTS EXHIBIT B CONSTRUCTION SCHEDULE

EXHIBIT C PROJECT SITE MAP

EXHIBIT D PROJECT BUDGET

EXHIBIT E DEBARMENT CERTIFICATE

EXHIBIT F COMPLIANCE CERTIFICATE

EXHIBIT G INSURANCE REQUIREMENTS EXHIBIT H QALICB CERTIFICATION

SCHEDULE I DEBT OF BORROWER

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (together with all addenda, exhibits and schedules attached hereto, as originally executed and as hereafter amended or restated from time-to-time in writing, this “Agreement”), dated as of October 3, 2012, is made by and between UNICOM, INC., an Alaska corporation (“Borrower”), USBCDE SUB-CDE 74, LLC, a Missouri limited liability company (“USB 74”), LBCDE SUB2 LLC, a Delaware limited liability company (“LBC 2”), CHEROKEE NATION SUB-CDE II, LLC, an Oklahoma limited liability company (“CNB II”), and WAVELAND SUB CDE XXII, LLC, a Colorado limited liability company (“Waveland XXII”) (Waveland XXII, USB 74, CNB II and LBC 2, each a “Lender” and collectively referred to as the “Lenders”), who agree as follows.

WITNESSETH:

WHEREAS, Borrower currently engages in the business of providing terrestrial broadband services to rural communities in Alaska (the “Business”), and intends to construct and lease to Borrower Affiliates a high capacity terrestrial microwave network connecting the village of Shaktoolik to Kotzebue in order to provide long-term affordable broadband internet services in rural Northwestern Alaska communities (the “Project”); and

WHEREAS, the Borrower is expected to constitute a “qualified active low income community business” (as that term is defined in Section 45D of the Internal Revenue Code of 1986, as amended (the “Code”)) (a “QALICB”); and

WHEREAS, U.S. Bancorp Community Development Corporation, a Minnesota corporation (the “Investor”) has made or will make a net equity investment of approximately $17,536,350, consisting of a $15,381,600 net equity investment in Terra GCI 2 Investment Fund, LLC, a Missouri limited liability company (“Fund 1”), and a $2,154,750 net equity investment in Terra GCI 2-USB Investment Fund, LLC, a Missouri limited liability company (“Fund 2”, and collectively with Fund 1, the “Funds”); and

WHEREAS, GCI Inc., an Alaska corporation intends to make loans in the aggregate principal amount of $37,716,350 to the Funds (in such capacity, the “Fund Lender”), consisting of a loan in the principal amount of $33,301,900 to Fund 1 and a loan in the principal amount of $4,414,450 to Fund 2; and

WHEREAS, USBCDE, LLC, a Delaware limited liability company (the “USB Allocatee”), received a $100,000,000 “NMTC Allocation” (the “USB NMTC Allocation”) pursuant to that certain New Markets Tax Credit Program Allocation Agreement, effective as of May 11, 2011, as amended, by and among the USB Allocatee, USB 74, certain other subsidiary allocatees of the USB Allocatee, and the CDFI Fund (the “USB Allocation Agreement”); and

WHEREAS, the USB Allocatee has suballocated the aggregate amount of $6,500,000 of the USB NMTC Allocation to USB 74; and

WHEREAS, CNB Economic Development Company, LLC, an Oklahoma limited liability company (the “CNB Allocatee”), received a $60,000,000 “NMTC Allocation” (the “CNB NMTC Allocation”) pursuant to that certain New Markets Tax Credit Program Allocation Agreement, effective as of January 12, 2009, as amended, by and among the CNB Allocatee, CNB II, certain other subsidiary allocatees of the CNB Allocatee, and the CDFI Fund (the “CNB Allocation Agreement”); and

WHEREAS, the CNB Allocatee has suballocated $9,000,000 of the CNB NMTC Allocation to CNB II; and

WHEREAS, Lower Brule Community Development Enterprise, LLC, a Delaware limited liability company (the “LBC Allocatee”) received an $18,000,000 “NMTC Allocation” (the “LBC NMTC Allocation”) pursuant to that certain New Markets Tax Credit Program Allocation Agreement, effective as of May 11, 2011, as amended, by and among the LBC Allocatee, LBC 2, certain other subsidiary allocatees of the LBC Allocatee, and the CDFI Fund (the “LBC Allocation Agreement”); and

WHEREAS, the LBC Allocatee has suballocated $9,000,000 of the LBC NMTC Allocation to LBC 2; and

WHEREAS, Waveland Community Development, LLC, a Colorado limited liability company (the “Waveland Allocatee”), received a $85,000,000 “NMTC Allocation” (the “Waveland NMTC Allocation”) pursuant to that certain New Markets Tax Credit Program Allocation Agreement, effective as of April 23, 2012, as amended, by and among the Waveland Allocatee, Waveland XXII, certain other subsidiary allocatees of the Waveland Allocatee, and the CDFI Fund (the “Waveland Allocation Agreement”); and

WHEREAS, the Waveland Allocatee has suballocated $28,400,000 of the Waveland NMTC Allocation to Waveland XXII; and

WHEREAS, the Funds will make equity investments in the aggregate amount of $52,900,000 in the Lenders, which investments are each expected to constitute a “qualified equity investment” under Section 45D(b) of the Code (collectively referred to as the “Fund QEIs”); and

WHEREAS, the proceeds of the Fund QEIs will be used by the Lenders to pay certain fees, and to make the following loans (collectively, the “Loans”):

(a)	by USB 74, in the amount of $4,414,450 to Borrower (the “USB 74 CDE A4 Loan”); and

(b)	by USB 74, in the amount of $2,085,550 to Borrower (the “USB 74 CDE B4 Loan”); and

(c)	by CNB II, in the amount of $6,018,731 to Borrower (the “CNB II CDE A3 Loan”); and

(d)	by CNB II, in the amount of 2,351,269 to Borrower (the “CNB II CDE B3 Loan”); and

(e)	by LBC 2, in the amount of $6,018,731 to Borrower (the “LBC 2 CDE A2 Loan”); and

(f)	by LBC 2, in the amount of $2,720,269 to Borrower (the “LBC 2 CDE B2 Loan”); and

(g)	by Waveland XXII, in the amount of $21,264,438 to Borrower (the “Waveland XXII CDE A1 Loan”); and

(h)	by Waveland XXII, in the amount of $7,135,562 to Borrower (the “Waveland XXII CDE B1 Loan”); and

WHEREAS, Lenders have agreed to make the Loans to Borrower upon and subject to all of the terms, conditions, covenants and agreements of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL TERMS

Section 1.01. Terms Defined Above. As used in this Agreement, the terms “Agreement,” “Borrower,” “USB 74,” “CNB II,” “LBC 2,” “Waveland XXII,” “Lender” and “Lenders” will have the meanings indicated in the preamble above.

Section 1.02. Certain Definitions. As used in this Agreement, the following terms will have the meanings indicated, unless the context otherwise requires:

“Affiliate(s)” means, with respect to a Person, any entity which, directly or indirectly, controls or is controlled by or is under common control with, such Person.

“Allocatee” means collectively the USB Allocatee, CNB Allocatee, LBC Allocatee, and the Waveland Allocatee.

“Allocation Agreement” means collectively, the USB Allocation Agreement, the CNB Allocation Agreement, the LBC Allocation Agreement, and the Waveland Allocation Agreement.

“Alternative Qualified Projects” means those certain projects described on Exhibit A attached to this Agreement, or such other projects as Lenders may approve in their discretion to be treated as Alternative Qualified Projects, which the Borrower may undertake in the event the Project is delayed or discontinued, as provided in Section 5.15(b) of this Agreement.

“Anti-Terrorism Laws” has the meaning set forth in Section 4.11.

 “Applicable Environmental Laws” has the meaning set forth in Section 4.09.

“Average Value” means the cost basis of Borrower’s owned property and the reasonable value of its leased property.

“B Loans” means the USB 74 CDE B4 Loan, the CNB II CDE B3 Loan, the LBC 2 CDE B2 Loan and the Waveland XXII CDE B1 Loan.

“Bank Account Pledge and Control Agreement” means that certain Bank Account Pledge and Control Agreement between Lenders and Borrower of even date herewith.

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or legal holiday for commercial banks in Alaska.

“CDFI Fund” means the Community Development Financial Institutions Fund of the United States Department of Treasury, or any successor agency charged with oversight responsibility for the New Markets Tax Credit Program.

“CERCLA” has the meaning set forth in Section 4.09.

“Change of Control”: any transfer of the beneficial ownership, directly or indirectly, of Capital Stock of the Borrower representing more than 50% of the voting power of the total outstanding Capital Stock of the Borrower, excluding any (i) sales or issuance of any Capital Stock that is publicly traded, (ii) transfers between or among GCI and its Affiliates, and (iii) mergers, consolidations, or other transactions involving all or substantially all of GCI and its Affiliates. “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Closing Date” means the date of this Agreement.

“Closing Memorandum” means that certain Flow of Funds Memorandum among the Lenders, the Borrower, the Funds, the Allocatee, the Investor and the Fund Lender dated as of the date hereof.

“CNB Allocatee” has the meaning given in the Recitals.

“CNB Allocation Agreement” has the meaning given in the Recitals.

 “CNB II CDE A3 Loan” and “CNB II CDE B3 Loan” shall each have the meaning given in the Recitals.

“CNB NMTC Allocation” has the meaning given in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of Borrower’s right, title and interest in the Disbursement Account.

“Collateral Documents” means, collectively, the Bank Account Pledge and Control Agreement, and such other documents between the Borrower and the Lenders with respect to the Collateral.

“Collectibles” means, as defined in Section 408(m) of the Code, (a) any work of art; (b) any rug or antique; (c) any metal or gem; (d) any stamp or coin; (e) any alcoholic beverage; or (f) any other tangible personal property specified by the IRS as collectibles, other than collectibles that are held primarily for sale to customers in the ordinary course of business. Certain coins and bullion are not Collectibles as provided in Section 408(m)(3) of the Code.

“Completion Guaranty” means that certain Completion Guaranty made by GCI Holdings for the benefit of Lenders dated as of the date hereof, together with any amendments, modifications, supplements, or restatements thereof.

“Completion” or “Completion of the Project” has the meaning set forth in Section 5.15(a) hereof.

“Compliance Period” shall mean the period beginning on the date hereof and ending on the date preceding the seventh anniversary of the last date the Funds make a QEI in any of the Lenders, and no later than the seventh anniversary of the advance of the Loans to the Borrower.

“Construction Contracts” shall mean, collectively, all construction contracts related to the construction of the Improvements, and the acquisition and installation of all equipment and other Property required for the Project between the Contractors and Borrower, including all amendments, modifications, restatements and supplements thereof and thereto.

“Construction Documents” means, collectively, the Construction Contracts, the Plans and Specifications, the Engineering Documents, all warranties and undertakings under the Construction Contracts, and all permits and licenses used in connection with the development of the Project.

“Construction Inspector” means Meridian Management, or such other construction inspector, to be engaged by the Disbursing Agent with respect to the construction of the Improvements, and the acquisition and installation of all equipment and other Property required for the Project, with the consent of the Lenders.

“Construction Manager” means UUI.

“Construction Schedule” means the schedule for permitting, site acquisition, component fabrication and purchase, construction of the Improvements, and acquisition and installation of all equipment and other Property required for the Project attached hereto as Exhibit B.

“Contractors” means collectively, the Construction Manager, construction contractors, transportation companies (sea lift, air freight, and helicopter lift), design consultants, project management contractors, and all other contractors that are parties to the Construction Contracts.

“Debt” will mean any and all amounts owing from time-to-time by Borrower to any Person, including any of the Lenders, direct or indirect, liquidated or contingent, now existing or hereafter arising under, (a) indebtedness for borrowed money; (b) unfunded portions of commitments for money to be borrowed by the Borrower; (c) the amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of Borrower; and (d) guaranties by the Borrower of the obligations of any other Person described in clauses (a) through (c) above, whether direct or indirect, whether by agreement to purchase the obligations of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the obligations of any other Person, or otherwise.

“Default” means the occurrence of any of the events specified in Article VIII hereof, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

“Disbursement Account” means the account established in the Borrower’s name and held by U.S. Bank, which account shall be funded at closing by the advance of the Loan proceeds to Borrower in accordance with Section 2.02 hereof, and pledged to Lenders as security for the B Loans.

“Disbursing Agent” means Alaska Growth Capital BIDCO Inc., an Alaska corporation, in its capacity as the disbursing agent pursuant to this Agreement, and its successors and assigns.

“Disbursing Agreement” means that certain Construction and Disbursing Agreement of even date herewith by and among Lenders, Investor, and Disbursing Agent.

“Engineering Documents” means, collectively, all agreements between Borrower and Inspecting Engineer, all agreements between Borrower and any structural or civil engineer with respect to the Improvements, all agreements between Borrower and any mechanical/electrical engineer with respect to the Improvements, equipment and other Property required for the Project, and all agreements between Borrower and any soil engineer or environmental consultant with respect to the Project.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time-to-time.

“Event of Default” means the occurrence of any of the events specified in Article VIII hereof; provided that any requirement for notice or lapse of time or any other condition precedent has been satisfied.

“Executive Order” has the meaning set forth in Section 4.11.

“Financial Projections” means the financial projections prepared by Novogradac & Company LLP with respect to the Loans dated October 3, 2012, as amended from time to time.

“Funds” has the meaning given in the Recitals.

“Fund Lender” has the meaning given in the Recitals.

“Fund QEIs” has the meaning set forth in the Recitals.

“GCI” means General Communication, Inc., an Alaska corporation.

“GCI Holdings” means GCI Holdings, Inc., an Alaska corporation.

“Governmental Authority(ies)” means (a) any federal, state, county or municipal government, or any political subdivision thereof; (b) any governmental or quasi-governmental agency, authority, board, department, commission, instrumentality or public body; or (c) any court, administrative tribunal or public utility.

“Guarantor” means (i) GCI, in its capacity as guarantor of Borrower’s obligations pursuant to the Payment Guaranty, and (ii) GCI Holdings, in its capacity as guarantor of Borrower’s obligations pursuant to the Completion Guaranty.

“Guaranty Agreements” means collectively the Payment Guaranty and the Completion Guaranty.

“Improvements” means the improvements to be constructed on the Land in connection with the Project. The expected locations of the Improvements are as set forth on Exhibit C  attached hereto.

“Indebtedness” means, collectively, all of Borrower’s obligations under the Notes (including, without limitation, all unpaid principal of and accrued and unpaid interest and premiums, if any, on the Notes); all accrued and unpaid fees and all indebtedness, expenses, reimbursements and indemnities of Borrower to Lenders or any indemnified party under the Loan Documents; and any and all other present and future loans, extensions of credit, liabilities and/or obligations of every nature and kind whatsoever that Borrower may now and in the future owe to or incur in favor of Lenders pursuant to the Loan Documents, whether direct or indirect, or by way of assignment, and whether related or unrelated, committed or purely discretionary, absolute or contingent, voluntary or involuntary, determined or undetermined, liquidated or unliquidated, due or to become due, together with interest, costs, expenses, attorneys’ fees and other fees and charges owed by the Borrower under the Loan Documents.

“Inspecting Engineer” means Meridian Management, or its successor, in its capacity as the inspecting engineer for the Borrower.

“Intercreditor Agreement” means that certain Intercreditor Agreement among the Lenders dated as of the date hereof, as it may be amended, supplemented or restated from time to time.

“Investor” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service, or any successor thereto.

“Land” means those certain tracts of land owned, or to be leased, licensed or otherwise acquired by Borrower, on which the Improvements are or will be located, and on which the Business or the Project will be located.

“LBC Allocatee” has the meaning given in the Recitals.

“LBC Allocation Agreement” has the meaning given in the Recitals.

“LBC NMTC Allocation” has the meaning given in the Recitals.

“LBC 2 CDE A2 Loan” and “LBC 2 CDE B2 Loan” shall each have the meaning given in the Recitals.

“Lead CDE” means Waveland XXII, in its capacity as the Lead CDE pursuant to the Intercreditor Agreement, and its successors and assigns.

“Leases” means collectively, (i) the Lease Agreement between GCI Communication Corp. and the Borrower with respect to certain assets of the Business dated as of the Closing Date, (ii) the Lease Agreement between the Borrower and UUI, with respect to the Project in substantially the form provided to the Lenders on the Closing Date, (iii) the Lease Agreement between Borrower and GCI dated as of July 1, 2011 with respect to Deltanet facilities, (iv) the Lease Agreement between Borrower and GCI dated as of July 1, 2011 with respect to TERRA-NW facilities, and (v) any replacement lease with respect to the foregoing in substantially the same form between the Borrower and an Affiliate, each as may be amended, modified, restated or supplemented from time to time.

“Lien” means, as applied to the property of any Person, any interest in such property securing an obligation owed by, or a claim made against, the Person, whether such interest is based on jurisprudence, statute or contract, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of any Debt or the performance of any other obligation in priority to the payment of the general unsecured creditors of such Person; or (c) any agreement to permit any financing statement to be filed against such Person under the Uniform Commercial Code of any Governmental Authority or its equivalent in any jurisdiction.

“Loan Documents” means this Agreement, including all exhibits hereto, the Notes, the Collateral Documents, the Guaranty Agreements, the Intercreditor Agreement, the Disbursing Agreement, and all other instruments and documents, now existing or hereafter existing, executed by Borrower or Guarantor, as applicable, in connection with the Loans, as amended or restated from time-to-time.

“Loans” means, collectively, the USB 74 CDE A4 Loan, USB 74 CDE B4 Loan, CNB II CDE A3 Loan, CNB II CDE B3 Loan, LBC 2 CDE A2 Loan, LBC 2 CDE B2 Loan, Waveland XXII CDE A1 Loan, and the Waveland XXII CDE B1 Loan.

“Low-Income Community” means any “low-income community” as defined in Section 45D(e) of the Code and the Treasury Regulations.

“Material Adverse Effect” means (a) with respect to any Person, a material adverse effect upon such Person’s business, assets, condition (financial or otherwise), results of operations or business prospects; and (b) with respect to Borrower, a material adverse effect upon Borrower’s ability to perform its obligations under the Loan Documents or upon the enforceability of such obligations against Borrower.

“New Markets Tax Credit” means the “new markets tax credit” allowed pursuant to Section 45D of the Code.

“New Markets Tax Credit Program” means the program of the IRS and the CDFI Fund related to the tax credits allowed pursuant to Section 45D of the Code.

“NMTC Allocation” means collectively the USB NMTC Allocation, CNB NMTC Allocation, LBC NMTC Allocation and the Waveland NMTC Allocation.

“NMTC Control” shall mean “control” as defined in Treas. Reg. Section 1.45D1(d)(6)(ii)(B) as direct or indirect ownership (based on value) or control (based on voting or management rights) of more than fifty percent (50%) of the entity. For purposes of this definition, the term management rights means the power to influence the management policies or investment decisions of the entity.

“NMTC Law” means the New Markets Tax Credit Program requirements pursuant to Section 45D of the Code, the Treasury Regulations thereunder and official interpretations thereof, the Allocation Agreement, and the requirements of the CDFI Fund, all as they may be amended and supplemented from time to time.“

“Nonqualified Financial Property” means debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities, and other similar property as described in Treas. Reg. Section 1.45D-1(d)(4)(i)(E) and excludes reasonable amounts of working capital held in cash, cash equivalents or debt instruments with a term of 18 months or less, or accounts or notes receivable acquired in the ordinary course of trade or business for services rendered or from the sale of property.

“Note” or “Notes” means the promissory notes with respect to each of the Loans, as defined in Section 2.01, together with any amendments, modifications, supplements, restatements, refinancings, substitutions or renewals thereto or thereof.

“Payment Guaranty” means that certain Payment Guaranty made by GCI for the benefit of Lenders dated as of the date hereof, together with any amendments, modifications, supplements, or restatements thereof.

“Permitted Liens” means Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.03, Liens in favor of the Lenders with respect to the Collateral, Liens in favor of U.S. Bank and its affiliates with respect to the Collateral, and judgment and attachment Liens in respect of judgments that do not constitute an Event of Default under Section 8.01(h).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

“Permitted Assignee” has the meaning set forth in Section 9.10(b).

“Plan” means any plan subject to Title IV of ERISA and maintained by Borrower, or any such plan to which Borrower is required to contribute on behalf of its employees, if any.

“Plans and Specifications” shall mean those plans and specifications for the construction of the Improvements and the acquisition and installation of equipment and other Property required for the Project to be submitted to Lenders, upon request, including, without limitation, specifications for materials, and all amendments and modifications thereof.

“Project” has the meaning set forth in the Recitals unless replaced with an Alternative Qualified Project pursuant to Section 5.15(b), in which case, “Project” means such Alternative Qualified Project.

“Project Budget” means collectively, the budget provided by the Borrower for the construction of the Project consisting of a detailed line item cost breakdown of acquisition and construction costs (hard costs), equipment and installation costs, and all other related indirect development costs (soft costs), including working capital, construction period interest reserve and contingency and a schedule of values to be submitted to and approved by Lenders with respect to the Project in accordance with this Agreement, initially as set forth on Exhibit D.

“Project Census Tracts” means collectively (i) United States population census tract numbers 02180000100, 02290000400, 02050000100, 02050000300, 02270000100, 02290000400, 02070000100, 02188000100 and 41007950500 with respect to the Business, which census tracts are in a Low-Income Community, and (ii) United States population census tract numbers 02180000200, 02050000200, 02020002502 and 02188000200 with respect to the Business, which census tracts are not in a Low-Income Community.

“Project Costs” has the meaning set forth in Section 2.03.

“Property” means the Land (or the rights of the Borrower in and to the Land), the existing improvements on the Land (if any), the Improvements, and all equipment, systems, components, and other property to be installed on the Land as part of the Project and/or used on the Land in the conduct of the Business or the Project.

“QALICB” has the meaning given in the Recitals.

“QALICB Report” means the Independent Accountant’s Report on Applying Agreed-Upon Procedures issued by Novogradac & Company LLP dated October 3, 2012.

“QEI” means a “qualified equity investment” as such term is defined in Section 45D of the Code and the Treasury Regulations.

“QLICI” means a “qualified low-income community investment” as such term is defined in Section 45D of the Code and the Treasury Regulations.

“Qualified Business” means a qualified business as such term is defined in Treasury Regulation Section 1.45D-1(d)(5).

“RCRA” has the meaning set forth in Section 4.09.

“Recapture Event” means any event or condition that causes or results in a disallowance or recapture of all or any portion of the New Markets Tax Credits pursuant to Section 45D(g) of the Code or the Treasury Regulations or guidance thereunder.

“Residential Rental Property” means as defined in Section 168(e)(2)(A) of the Code, any building or structure if eighty percent (80%) or more of the gross rental income from such building or structure for the taxable year is rental income from “dwelling units.” For such purpose, a “dwelling unit” means a house or apartment used to provide living accommodations in a building or structure, but does not include a unit in a hotel, motel, or other establishment more than one half (1/2) of the units in which are used on a transient basis. If any portion of the building or structure is occupied by the taxpayer, the gross rental income for such building or structure includes the rental value of the portion so occupied.

“Scheduled Completion Date” means, (i) with respect to the Project, on or before December 31, 2014, and (ii) with respect to an Alternative Qualified Project, the completion date approved by the Lenders.

“Solvent” means, when used with respect to any Person on a particular day, that on such date (a) the fair value of the property of such Person as a going concern is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such person; (b) the present fair salable value of the assets of such Person as a going concern is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its assets and pay or refinance its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (d) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay or refinance as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can be reasonably expected to become an actual or matured liability.

“Tenant Qualified Business” means any trade or business of a tenant or subtenant of the Borrower except any trade or business consisting of Residential Rental Property, or the operation of any private or commercial golf course, country club, massage parlor, hot tub facility, suntan facility, race track or other facility used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

“Treasury Regulations” means any temporary and/or final regulations promulgated from time to time under the Code.

“USB 74 CDE A4 Loan” and “USB 74 CDE B4 Loan” shall each have the meaning given in the Recitals.

“USB Allocatee” has the meaning given in the Recitals.

“USB Allocation Agreement” has the meaning given in the Recitals.

“USB NMTC Allocation” has the meaning given in the Recitals.

“UUI” means United Utilities, Inc., an Alaska corporation.

“Waveland Allocatee” has the meaning given in the Recitals.

“Waveland Allocation Agreement” has the meaning given in the Recitals.

“Waveland NMTC Allocation” has the meaning given in the Recitals.

“Waveland XXII CDE A1 Loan” and “Waveland XXII CDE B1 Loan” shall each have the meaning given in the Recitals.

Section 1.03. Accounting Terms. Unless otherwise specified herein, all accounting terms used herein will be interpreted, all accounting determinations hereunder will be made, and all financial statements required to be delivered hereunder will be prepared in accordance with generally accepted accounting principles as in effect from time-to-time, on a basis consistent (except for changes approved by independent public accountants for Borrower or GCI) with the most recent audited financial statements of GCI provided however, that Borrower shall be permitted to depart from generally accepted accounting principles with respect to (i) the reporting of the asset acquisition described below in Section 2.03 and (ii) leases from Borrower to its Affiliates.

ARTICLE II

THE CREDIT

Section 2.01. Loans.

(a) Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, (i) USB 74 agrees to make the USB 74 CDE A4 Loan and the USB 74 CDE B4 Loan to the Borrower which shall be evidenced by the promissory notes in the principal amount of $4,414,450 and $2,085,550, respectively; (ii) CNB II agrees to make the CNB II CDE A3 Loan and the CNB II CDE B3 Loan to Borrower which shall be evidenced by the promissory notes in the principal amount of $6,018,731 and $2,351,269, respectively; (iii) LBC 2 agrees to make the LBC 2 CDE A2 Loan and the LBC 2 CDE B2 Loan to Borrower which shall be evidenced by the promissory notes in the principal amount of $6,018,731 and $2,720,269, respectively; and (iv) Waveland XXII agrees to make the Waveland XXII CDE A1 Loan and the Waveland XXII CDE B1 Loan to the Borrower which shall be evidenced by the promissory notes in the principal amount of $21,264,438 and $7,135,562, respectively (collectively, (i), (ii), (iii) and (iv) are referred to as the “Notes”).

(b) Borrower will pay interest, principal and all applicable fees and charges on the Loans as set forth in the Notes. As set forth in the Notes, Borrower may not prepay the Loans in full or in part prior to the seventh anniversary of the Closing Date.

Section 2.02. Disbursement Account. On the Closing Date, upon satisfaction of the closing conditions set forth in Section 7.01, the Lenders shall advance the Loan proceeds by deposit in the Disbursement Account, which account shall be in the name of Borrower and shall be the property of Borrower, using Borrower’s federal taxpayer identification number and held at U.S. Bank. Funds held in the Disbursement Account shall be disbursed solely to pay or reimburse the Borrower for Project Costs and to pay amounts due by Borrower pursuant to the Loan Documents in accordance with this Agreement and Appendix I. At closing of the Loans, funds will be disbursed from the Disbursement Account to pay or reimburse Project Costs as set forth in the Closing Memorandum, and the balance shall be held in the Disbursement Account to be disbursed in accordance with this Agreement and Appendix I. The Disbursement Account shall be pledged as security for the Loans to the Lenders pursuant to the Bank Account Pledge and Control Agreement.

Section 2.03. Use of Proceeds. Unless otherwise approved by Lenders in their sole discretion, Borrower shall use the proceeds of the Loans solely to acquire the Land required for the Project, obtain all required reports, studies, permits, and approvals, arrange for the design, fabrication and/or purchase of all equipment and related components, construct or install the Improvements and equipment and other Property required for the Project, pay for all soft costs and expenses incurred in connection therewith as shown on the Project Budget, including but not limited to a payment to GCI Communication Corp. in the amount of $37,716,350 on the Closing Date for acquisition of certain assets, and pay the transaction costs in accordance with the Closing Memorandum (collectively, “Project Costs”). Further, after the disbursements made on the Closing Date, at least 50% of the proceeds of the Loans shall be applied exclusively to those portions of the Project that are located in those Project Census Tracts that constitute Low-Income Communities, and the Loan proceeds shall be expended no later than the Scheduled Completion Date. Notwithstanding the foregoing, all Loan proceeds, after the disbursements made on the Closing Date, shall be applied to Project Costs.  The Lenders hereby (a) consent to the purchase of assets by the Borrower from GCI Communication Corp. for $37,716,350 for more than book value and any deemed dividend resulting therefrom for accounting purposes, and (b) consent to cash distributions by the Borrower to its shareholder, as long as such cash distributions described in this clause (b) are not funded with Loan proceeds.

Section 2.04. Business Days. If the date for any payment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement the same will be deemed to have fallen on the next following Business Day, and such extension of time will in such case be included in the computation of payments of interest, fees or other charges, as the case may be.

Section 2.05. Method of Payment. All payments of the Loans shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lenders at the Lender’s respective addresses specified from time-to-time by the Lenders by 1:00 pm (central time) on the date when due.

ARTICLE III

SECURITY FOR THE INDEBTEDNESS

Section 3.01. Security. The B Loans shall be secured by the Disbursement Account pursuant to the Bank Account Pledge and Control Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement, Borrower represents and warrants to Lenders (which representations and warranties will survive the extensions of credit under this Agreement) that:

Section 4.01. Borrower’s Existence, Power and Authorization. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Alaska and is duly qualified as a foreign company in all jurisdictions wherein the property it owns or the business it transacts make such qualification necessary. Borrower is duly authorized and empowered to execute, deliver and perform the Loan Documents to which it is a party. All action on the part of Borrower requisite for the due execution and delivery of the Loan Documents to which it is a party has been duly and effectively taken. Borrower’s execution, delivery and performance of the Loan Documents to which it is a party do not require the consent or approval of any other Person, including without limitation any Governmental Authority. Borrower has reviewed the Loan Documents to which it is a party with counsel for Borrower and has had the opportunity to discuss the provisions thereof with the Lenders prior to execution. The Loan Documents to which Borrower is a party constitute valid and binding obligations of Borrower enforceable in accordance with their terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or applicable laws generally affecting the enforcement of creditors’ rights).

Section 4.02. No Legal Bar or Resultant Lien. The execution, delivery and performance of the Loan Documents to which Borrower is a party do not and will not violate (a) any provisions of Borrower’s articles of organization, bylaws or any other organizational documents; (b) any other material contract, indenture or agreement to which Borrower is a party or by which any of its property may be bound; or (c) any provision of law, regulation, order, injunction, judgment, decree or writ to which Borrower or any of its property is subject, except those violations that would not reasonably be expected to have a Material Adverse Effect. The Loan Documents to which Borrower is a party will not result in or require the creation or imposition of any Lien upon any property now owned or hereafter acquired by Borrower other than as contemplated by this Agreement.

Section 4.03. Financial Condition; Solvency; Other Information.

(a) All audited financial statements of GCI delivered to Lenders fairly present the financial position of GCI and its consolidated subsidiaries in all material respects as of the date of such statements. To the knowledge of Borrower, since the close of the period covered by the latest audited financial statements delivered to Lenders, no event has occurred (including, without limitation, any litigation or administrative proceedings) and no condition exists or, is threatened, which (i) would reasonably be expected to render Borrower or any Guarantor unable to perform its obligations under the Loan Documents, or (ii) would constitute a Material Adverse Effect, or (iii) would constitute a Default hereunder.

(b) Borrower is Solvent and after consummation of the transactions contemplated by the Loan Documents (including the making of the Loans and the distributions contemplated herein), and after giving effect to all obligations incurred by Borrower in connection herewith, Borrower will be Solvent.

(c) All financial projections given to Lenders were prepared in good faith based on facts and circumstances existing at the time of preparation. No other information, exhibit or report (other than projections) furnished by Borrower or any of its Affiliates to Lenders in connection with the negotiation of this Agreement taken as a whole contains any material misstatement of fact or fails to state a material fact necessary to make the statements contained therein in light of the circumstances under which they were made, not materially misleading.

Section 4.04. Taxes and Governmental Charges. Borrower has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or upon its property or income which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof.

Section 4.05. Defaults. Borrower is not in default under any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower is a party or by which it is bound, including without limitation the Construction Documents, which default would reasonably be expected to result in a Material Adverse Effect.

Section 4.06. Compliance With the Law. Borrower (a) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation to which Borrower or any of its property is subject; and (b) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its property or the conduct of the Business; in each case, which violation or failure could reasonably be anticipated to materially and adversely affect the business, prospects, profits, property or condition (financial or otherwise) of Borrower.

Section 4.07. ERISA. Borrower is in compliance in all material respects with the applicable provisions of ERISA with respect to any Plan, and no “reportable event,” as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of Borrower, within the six fiscal years preceding the Closing Date.

Section 4.08. Title to Property. Borrower has good title to the Collateral, free of all Liens except those created in favor of the Lenders and those permitted by this Agreement. Furthermore, Borrower has not heretofore conveyed or granted a Lien on or agreed to convey or grant a Lien on any Collateral in any way, except in favor of Lenders and Permitted Liens. The Borrower has or will have such title or leasehold interest, or other rights, in and to the Land owned, leased or used by it as is necessary or desirable to the conduct of the Business and the Project, and valid and legal title or leasehold interest in and to all of its personal property, as is necessary or desirable to the conduct of the Business and the Project.

Section 4.09. Environmental Matters. The Borrower is not in material violation of or subject to any existing, pending, or threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any applicable laws pertaining to health or the environment (hereinafter, sometimes collectively called “Applicable Environmental Laws”), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called “CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called “RCRA”). Borrower has not obtained and is not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of the Property by reason of any Applicable Environmental Laws, except as shall be obtained by Borrower in material accordance with all Applicable Environmental Laws. No hazardous substances or solid wastes have been disposed of or otherwise released on the Property, and the use which Borrower makes and intends to make of the Property will not result in the disposal or other release of any hazardous substance or solid waste on or to the Property, except in material compliance with all Applicable Environmental Laws. The terms “hazardous substance” and “release” as used in this Agreement will have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) will have the meanings specified in RCRA; provided, in the event that the laws of the State of Alaska establish a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning will apply. No part of the Property related to the Project constitutes “wetlands,” as such term is defined by applicable federal law, and except as has been obtained or shall be obtained in accordance with applicable law, no permit is needed for construction of the Project from the U.S. Army Corps of Engineers or any other applicable federal or state agency.

Section 4.10. Governmental Requirements. The Land and the Property will be acquired, developed, and utilized in material compliance with all current governmental requirements affecting such Land and the Property, including, without limitation, all current coastal zone protection, zoning and land use regulations, building codes and all restrictions and requirements imposed by applicable Governmental Authorities with respect to the acquisition of the Land, construction and acquisition and installation of the Improvements and other Property, and the contemplated use of the Improvements and other Property.

Section 4.11. Anti-Terrorism Laws.

(a) Neither Borrower nor any of its Affiliates is in material violation of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10-56. Neither Borrower nor any of its Affiliates is any of the following:

(i) a Person that is listed in the annex to the Executive Order;

(ii) a Person owned or controlled by or under common control with any Person that is listed in the annex to the Executive Order;

(iii) a Person with which a commercial lender would generally be prohibited from dealing or otherwise engaging in a lending transaction by any Anti-Terrorism Law; or

(iv) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(b)Neither Borrower nor any of its Affiliates (i) intends or proposes to conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (a) above; (ii) intends or proposes to deal in, or otherwise engage in any transaction relating to any property or interests in property blocked pursuant to the Executive Order; or (iii) intends or proposes to engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or of avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 4.12. New Markets Tax Credit Program Representations Warranties and Covenants. Lenders and Borrower believe that the Project will have a beneficial effect on economic development within the Low-Income Communities included in the Project Census Tracts. The Loans are intended to constitute QLICIs qualifying under the New Markets Tax Credit Program. The Lenders believe that the provision of private-sector capital investment as represented by the Loans on such terms will serve to stimulate economic opportunity and create jobs within the Low-Income Communities included in the Project Census Tracts. The Lenders have each received a sub-allocation of New Markets Tax Credits from the respective Allocatee. The availability of New Markets Tax Credits has enabled the Lenders to provide the Loans using terms and conditions that are flexible and non-conventional. To ensure compliance with the New Markets Tax Credit Program, Borrower agrees to make the representations, warranties, and covenants set forth in this Section 4.12 and in Section 5.18. The Lenders would not make the Loans without the representations, warranties and covenants set forth in this Agreement.

As of the date hereof, Borrower hereby represents and warrants to the Lenders, as follows that as of the date hereof:

(a) Borrower has provided the Lenders and the Investor with notice of all (i) defaults or failures of compliance with respect to any other financial, contractual or governmental obligation of Borrower, the Guarantor or the Project; (ii) IRS proceedings regarding the Project, the Guarantor or Borrower; (iii) litigation, criminal action or administrative proceedings against Borrower or Guarantor; or (iv) communications from any other lender or funding source for the Project, or the Secretary of State of Alaska or any other Person or governmental authority which is not in the ordinary course of business, in each case, that would reasonably be expected to result in a Material Adverse Effect;

(b) Borrower currently qualifies as a QALICB and has no information or knowledge tending to indicate that it might not satisfy all of the requirements of a QALICB;

(c) Assuming the Lenders are each a qualified community development entity under Section 45D of the Code, the Loans and each advance thereunder constitutes a QLICI.

(d) With respect to the current taxable year of Borrower, at least fifty percent (50%) of the total gross income within the meaning of Treas. Reg. §1.45D-1(d)(4)(i)(A) of Borrower is derived from the active conduct of its trade or business within census tracts that constitute Low-Income Communities;

(e) With respect to the current taxable year of Borrower, at least forty percent (40%) of the use of the tangible property of Borrower (whether owned or leased) is within census tracts that constitute Low-Income Communities (for purposes of this representation, the percentage of tangible property owned or leased by Borrower during the taxable year in census tracts that constitute Low-Income Communities shall be determined based on a fraction (i) the numerator of which is the Average Value of the tangible property used by Borrower within census tracts that constitute Low-Income Communities, and (ii) the denominator of which is the Average Value of all of the tangible property owned or leased by Borrower and used by Borrower during the taxable year); provided, however, that if for the current taxable year Borrower has no employees, at least eighty-five percent (85%) of the use of the tangible property of Borrower (whether owned or leased) is within census tracts that constitute Low-Income Communities. The Financial Projections include (or the Borrower has otherwise provided to Lenders) a true, correct and complete list of tangible property owned or leased by Borrower. To the extent that any tangible property is used by the Borrower outside of census tracts that constitute Low-Income Communities, Borrower has provided the cost basis of all property owned by Borrower and the estimated value of any leased property and the basis of such estimate and the business hours of usage of Borrower's property within and without such census tracts. Borrower shall retain records of the foregoing throughout the term of the Loans;

(f) With respect to the current taxable year of Borrower, less than five percent (5%) of the average of the aggregate unadjusted basis of the property of Borrower is attributable to Nonqualified Financial Property. The Financial Projections include (or the Borrower has otherwise provided to Lenders) a true, correct, and complete listing of any Nonqualified Financial Property owned by Borrower, including therein, the unadjusted basis of such property and Borrower shall maintain records thereof throughout the term of the Loans;

(g) With respect to the current taxable year of Borrower, if Borrower has one or more employees providing services, at least fifty percent (50%) of the services performed for Borrower by its employees (or a Borrower Affiliate’s employees primarily engaged in providing services to Borrower) are within census tracts that constitute Low-Income Communities (for purposes of this representation, this percentage is determined based on a fraction (the numerator of which is the total amount paid by Borrower for employee services performed in census tracts that constitute Low-Income Communities during the taxable year, and the denominator of which is the total amount paid by Borrower for employee services during the taxable year). Borrower has provided a list of employees providing services to the Borrower, if any, including a general description of services provided, and if applicable compensation paid for services rendered within and without such census tracts;

(h) With respect to the current taxable year of Borrower, less than five percent (5%) of the average of the aggregate unadjusted basis of Borrower’s property is attributable to Collectibles;

(i) The Property is not used as Residential Rental Property. The trade or business of a tenant or a subtenant consists and shall consist solely of a Tenant Qualified Business;

(j) Borrower is engaged solely in a Qualified Business;

(k) The Loans are not being made with respect to and no portion of the Project will constitute a “qualified low-income building,” as defined in Code Section 42(c)(2), and the Project will not be financed with low-income housing tax credits under Section 42 of the Code;

(l) The Borrower is a corporation and is not disregarded as separate from another entity for federal income tax purposes;

(m) To Borrower’s knowledge, there have been no irregularities or illegal acts that would have a material effect on the transactions contemplated by this Agreement, there has been no fraud involving management or employees who have significant roles in the internal control structure of the Borrower, fraud involving other employees that could have a material effect on the matters described in this Section 4.12, or communications from the CDFI Fund or other regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices that could have a material effect on the matters described in this Section 4.12;

(n) The Borrower is not a bank, credit union or other financial institution;

(o) The current value of the Business is not less than the aggregate principal amount of the Loans, and Borrower has reasonable grounds to believe that the value and/or income generated by the Business and the Project will be sufficient to allow the Borrower to repay and/or refinance the outstanding principal and interest on the Loans as payments become due and at or prior to maturity;

(p) The Financial Projections were prepared in good faith based on assumptions believed by the Borrower to be reasonable at the time of their preparation and as of the date hereof;

(q) Borrower has not knowingly entered into this Agreement, or any other agreements or understandings (whether written or oral) with a principal purpose of entering into a transaction or series of transactions (i) to achieve a result that is inconsistent with NMTC Law, and/or (ii) to avoid or evade federal income tax;

(r) Borrower will treat the Loans as indebtedness for all purposes, and will not take any positions contrary to such treatment;

(s) The amount of reserves, receivables, assets and other items of working capital shown on the Financial Projections as owned by Borrower were established in good faith based on assumptions believed by the Borrower to be reasonable as of the Closing Date; Borrower does not have outstanding, nor is it committed to make, a loan with a term of eighteen (18) months to any Person; and Borrower does not have an ownership interest or an option to acquire an ownership interest of any kind in any Person;

(t) None of Borrower or the officers, directors, or principals of Borrower or any of its Affiliates is on the list of Specially Designated Nationals and Blocked Persons promulgated by the U.S. Treasury Department and located on the internet at http://www.treas.gov/offices/eotffc; http://treas.gov/ofac/t11sdn.pdf;

(u) Each of Project Census Tract numbers 02180000100, 02290000400, 02050000100, 02050000300, 02270000100, 02290000400, 02070000100 and 41007950500 is a Low-Income Community that has the following criteria or programs: the census tracts are in a non-metropolitan area, and the median family income does not exceed 60% of statewide median family income;

(v) Borrower is currently generating revenues and specifically intends and expects to generate a profit from the Business and the Project;

(w) Borrower reasonably expects to expend the proceeds of the Loans by December 31, 2014 on Project Costs;

(x) Borrower has stated in writing to Lenders the nature of its business and of the goods or services provided, its primary sources of revenue and its primary expenditures, and such statement is not misleading in any material respect;

(y) Borrower has not taken or failed to take, and shall not take or fail to take, any action which would result in Investor, either of the Funds, Lenders, or any of their Affiliates having NMTC Control of Borrower;

(z) Borrower has established separate bank accounts for Borrower, and does not and shall not commingle the assets of Borrower with any Person. Borrower’s assets are not listed as assets on the books and records of any other Person, except to the extent that such assets are consolidated with another Person’s assets for financial reporting purposes. Borrower does not and shall not possess or use any material assets of any other Person, and does not and shall not permit any other Person to possess or use its assets, unless in either case such assets are rented, leased, or otherwise provided for use pursuant to a lease or services agreement or similar agreement with such Person with payments not exceeding fair market value;

(aa) Borrower has no present plans or intentions to (i) change the nature of, or manner in which it conducts its business or operation in a manner that would affect Borrower’s continued compliance with the representations and warranties in this Section 4.12; (ii) move or expand its business to a new address except as contemplated as part of the Project; (iii) reduce the percentage of gross income derived from the active conduct of a Qualified Business within Low-Income Communities except as contemplated as part of the Project; (iv) change the percentage of employee services performed in Low-Income Communities except as contemplated as part of the Project; (v) reduce the percentage of use of tangible property in Low-Income Communities except as contemplated as part of the Project; (vi) maintain Collectibles not held primarily for sale in the ordinary course of business at 5% or more of the aggregate unadjusted cost bases of its assets; (vii) maintain Nonqualified Financial Property at 5% or more of the aggregate unadjusted cost bases of its assets; (viii) enter into leases with any tenant that engages in a trade or business other than a Tenant Qualified Business; or (ix) take any other action that would, in each case, cause to be untrue any of the other representations, warranties or covenants set out in this Agreement;

(bb) The Borrower expects that the representations made under this Section 4.12 will continue to be accurate during the entire term of this Agreement; and

(cc) Neither Borrower nor any of its principals has been debarred, suspended, declared ineligible, or voluntarily excluded from participation in a covered transaction by any Federal department or agency, as such terms are defined in Executive Order 12549, nor is any such action pending or proposed. Borrower shall, simultaneously with execution and delivery of this Agreement, execute and deliver a certification regarding debarment, suspension, ineligibility and voluntary exclusion in the form attached hereto as Exhibit E to further evidence this representation and warranty. Borrower shall obtain such certifications from other participants in the Project to the extent reasonably required by Lenders to maintain compliance with NMTC Law.

(dd) Each of SNR Denton US LLP, Nixon Peabody LLP, Ginsberg Jacobs, LLC, and Mark D. Foster are hereby permitted to rely on the foregoing representations in the issuance of corporate, enforceability, federal income tax and other transaction opinions to Lenders, the Funds, and the Investor.

Section 4.13. Litigation. No litigation or proceedings are pending, or to the best of Borrower’s knowledge are threatened, against Borrower which could reasonably be expected to have a Material Adverse Effect on the ability of Borrower to perform its obligations under the Loan Documents. Without limiting the foregoing, there are no pending or, to Borrower’s best knowledge, threatened proceedings or actions to revoke, invalidate, rescind or modify any building or other permits heretofore issued with respect to the Property required for the Project.

ARTICLE V

AFFIRMATIVE COVENANTS

Unless Lenders’ prior written consent to the contrary is obtained, Borrower will at all times comply with the covenants contained in this Article V, from the date hereof and for so long as any part of the Indebtedness is outstanding.

Section 5.01. Performance of Obligations. Borrower will repay the Loans according to the reading, tenor and effect of the Loan Documents. Borrower will do and perform every act required of it by the Loan Documents at the time or times and in the manner specified.

Section 5.02. Financial Statements and Reports. Borrower will furnish, or cause to be furnished, to Lenders:

    (a) Annual Financial Statements. Beginning with the first fiscal year-end following the Closing Date, no later than one hundred twenty (120) days after the end of each fiscal year of GCI occurring during the term hereof, audited annual financial statements of GCI, as of the end of such fiscal year (including the income statement, balance sheet, shareholder’s equity, and statement of cash flows, along with accompanying footnotes) each prepared on a consolidated basis, audited by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing, prepared in accordance with GAAP consistently applied and separate internally prepared unaudited schedules for the Borrower (balance sheet, income statement, statement of shareholder’s equity and statement of cash flows as of the end of and for such year) and certified by an officer of the Borrower substantially in the form attached as Item 1 of Exhibit F hereto.

(b) Borrower’s Quarterly Financial Statements. Within 60 days after the end of each of the first three fiscal quarter periods of Borrower beginning with the quarter ending March 31, 2013, internally prepared unaudited balance sheet, income statements, and statements of cash flow, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and certified by an officer of Borrower substantially in the form attached as Item 1 of Exhibit F hereto.

(c) Compliance Certificates. Concurrently with the delivery of the financial statements under Sections 5.02(a) and 5.02(b), a compliance certificate substantially in the form attached as Exhibit F hereto.

(d) Other Information. Promptly upon the request of Lenders, such other information regarding the business and affairs and financial condition of Borrower and GCI and their Affiliates as the Lenders may reasonably request (other than shareholders of GCI and Persons that are Affiliates because of interests held by such shareholders).

All internally prepared unaudited balance sheets and other financial reports referred to in Sections 5.02(a) and 5.02(b) above will be in such detail as the Lenders may reasonably request, and all audited financial statements referred to in Section 5.02(a) above will conform to generally accepted accounting principles applied on a consistent basis, except only for such changes in accounting principles or practice with which the independent certified public accountants concur.

Section 5.03. Taxes and Other Liens. Borrower will pay and discharge (or bond over) promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon the Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, would have a Material Adverse Effect and might become a Lien upon any or all of the Property; provided, that Borrower will not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof will currently be contested in good faith by appropriate proceedings diligently conducted and if Borrower has set up reserves therefor adequate under generally accepted accounting principles, If requested by Lenders, Borrower will furnish Lenders with proof of payment acceptable to Lenders of all taxes, assessments, charges, levies or claims not later than the date on which penalties or Liens might attach thereto, or in the event that Borrower contests any such taxes, assessments, charges, levies or claims in accordance with this Section. If requested by Lenders, Borrower will furnish the Lenders with a reasonably detailed, written description of the contested matter and all actions taken by Borrower in connection with such contest.

Section 5.04. Maintenance of Borrower’s Existence; Ownership. Borrower will maintain its corporate existence and rights, and will maintain the Property in generally good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Property to the extent necessary so that any failure will not materially and adversely affect the operations of the Property.

Section 5.05. Further Assurances. Borrower will promptly (and in no event later than 30 days after written notice from the Lenders is received) cure any defects in the execution and delivery by the Borrower of the Loan Documents to which it is a party. Borrower, at its expense will promptly execute and deliver to the Lenders upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Borrower in the Loan Documents, or to correct any omissions in the Loan Documents, or more fully state the security obligations set out herein or in any of the Loan Documents.

Section 5.06. Reimbursement of Expenses. Borrower will pay all reasonable legal fees and out-of-pocket expenses incurred by the Lenders in connection with the preparation, negotiation, execution, delivery, filing, recording, administration and enforcement of the Loan Documents to which is a party, including but not limited to expenses incurred upon satisfaction, or modification of the Loans, or disposition of the Loans to the respective Funds. In addition, but not as a limitation, Borrower will pay:

(a) $15,000 on December 1st of each year, from December 1, 2012 through December 1, 2018, and $15,000 on October 3, 2019, to Waveland XXII for its accounting, audit and tax expenses each year;

(b) $13,551 December 1, 2012, $54,203 on December 1st of each year, from December 1, 2013 through December 1, 2018, and $40,652 on October 3, 2019 to LBC 2 for its asset management fees and audit and tax expenses in each of such years (but not thereafter);

(c) $15,438 on December 1 of 2012, $32,500 on December 1st of each of years 2013 through 2018, and $27,063 on October 3, 2019, to CNB II for its asset management fees and accounting, audit and tax expenses in each of such years;

(d) $8,200 on December 1 of 2012, $4,100 from December 1, 2013, through December 1, 2018, and $4,100 on October 3, 2019, to USB 74, for its accounting, audit and tax expenses each year;

(e) all taxes and recording expenses, including all intangible, registration and stamp taxes, if any;

(f) title insurance premiums, appraiser fees, environmental audit fees, insurance consultant fees, construction inspection fees and expenses;

(g) fees, if any, due to brokers in connection with the Property or this Agreement (other than any broker hired by or contracted for by any Lender);

(h) all reasonable legal fees and expenses, including, without limitation, Lenders’ and their direct and indirect members’ counsel’s fees and expenses for services performed and sums advanced or disbursed in connection with the transactions contemplated by this Agreement, plus reimbursement of all out of pocket expenses incurred in connection therewith;

(i) all fees incurred in connection with the delivery of the legal opinions required for purposes of closing the Loans;

(j) all fees of accountants in connection with preparation of the Financial Projections and the QALICB Report;

(k) all fees and expenses incurred by Lenders in connection with the disbursement of the Loans;

(l) Borrower shall also pay or reimburse, at the request of Lenders, the bank charges, wiring fees, and limited liability company filing fees incurred by Lenders in connection with the Loans, including but not limited to the disbursement of Loan proceeds, and distributions to its members;

(m) Borrower will, upon request, promptly reimburse the Lenders for all amounts expended, advanced or incurred by the Lenders (or their direct or indirect members) after the occurrence of an Event of Default, to satisfy any obligation of Borrower under the Loan Documents, or any other agreement, document or instrument executed and delivered in connection herewith, or to protect the Property or business of Borrower or to collect the Loans, or to enforce the rights of the Lenders under the Loan Documents (other than disputes solely between or among the Lenders under the Intercreditor Agreement), which amounts will include all court costs, attorneys’ fees, fees of auditors and accountants, and investigation expenses reasonably incurred by the Lenders (or their direct or indirect members) in connection with any such matters, together with interest at the interest rate set forth in the Notes on each such amount from the date that the same is expended, advanced or incurred by Lenders (or their direct or indirect members) until the date of reimbursement to Lenders, as the case may be; and

(n) Borrower will pay within ten (10) Business Days after written notice thereof, any fees imposed by the U.S. Department of Treasury after the date hereof on any Lender or the Allocatee in connection with the Allocation Agreement; provided that such fees shall be prorated based on the amount suballocated with respect to the transactions evidenced by the applicable Loans to the total amount suballocated pursuant to the applicable Allocation Agreement at the time the fees are imposed. As of the date hereof, no such fees have been imposed.

(o) Borrower shall be responsible to pay to Lenders any Alaska state or local taxes or other charge, including but not limited to income, withholding or gross receipts tax (collectively, “state or local taxes”), imposed on Lenders as a result of the Loans, excluding any state or local taxes that when paid by Lenders are allowed as a credit against amounts otherwise due by Lenders’ members. As of the date hereof, Lenders are not aware of any such state or local taxes. Borrower shall pay such amounts to Lenders within thirty (30) days after notice from Lenders that the state or local taxes are due and payable. Upon receipt of such notice, Borrower may elect, at its expense, to contest payment of such charges with the appropriate taxing authority. In any event, Borrower shall pay such state and local taxes to Lenders no later than ten (10) Business Days prior to the latest date that such amounts may be paid by Lenders without interest or penalty, unless Borrower has obtained, on or before such date, written confirmation from the appropriate taxing authority that such amounts are not due and payable by Lenders.

(p) In the event that after the date hereof any governmental authority subjects any Lender to any new or additional charge, fee, withholding or tax of any kind with respect to the Loans or changes the method of taxation of the Loans or changes the reserve or deposit requirements applicable to the Loans, Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such cost of lost income resulting therefrom as reasonably determined by such Lender (other than taxes based upon or measured by the income or profits of such Lender).

(q) Fees and expenses payable to Lenders pursuant to this Agreement and any other Loan Documents shall be payable by Borrower to Lenders in accordance with the applicable agreement (or upon demand, if no time for payment is specified), and, until paid, shall become part of the Indebtedness, and shall, unless timely paid, bear interest from the date incurred by Lenders at the interest rate set forth in the Notes, and shall be secured by the Collateral Documents even though such sums, when added to previous advances to Borrower, shall exceed the face amount of the Notes.

Section 5.07. Insurance. Borrower shall procure and maintain, or cause to be so procured and maintained, insurance policies as set forth in Exhibit G attached hereto. Borrower shall obtain liability insurance certificates from the Contractors, as reasonably required by the Lenders as a condition of the applicable draws, subject to Exhibit G.

Section 5.08. Accounts and Records. Borrower will keep books of record and accounts in which true and correct entries will be made as to all material matters of all dealings or transactions in relation to its business and activities, in accordance with generally accepted accounting principles, consistently applied except for changes in accounting principles or practices with which the independent certified public accountants for Borrower or GCI concur.

Section 5.09. Right of Inspection. Borrower will permit any officer, employee or other representative of the Lenders to visit and inspect any of the property of Borrower (including the Property), examine the books of record and accounts of Borrower, take copies and extracts therefrom, and discuss the affairs, finances and accounts of Borrower with Borrower’s officers, accountants and auditors, all at such reasonable times and on reasonable notice and as often as the Lenders may reasonably desire, but no more than semi-annually (which limitation does not apply to the Disbursing Agent and its representatives), unless there is an Event of Default that has occurred and is continuing.

Section 5.10. Notice of Certain Events.

(a) Borrower will promptly notify the Lenders if Borrower learns of the occurrence of any event which constitutes a Default, together with a reasonably detailed, written statement by an authorized officer of Borrower of the steps being taken to cure the Default.

(b) Borrower shall promptly notify the Lenders of any change in location of Borrower’s principal place of business or the office where it keeps its records concerning accounts and contract rights.

(c) Borrower shall promptly notify the Lenders of any litigation or dispute threatened against or affecting Borrower or the Property which, if adversely determined, would have a material adverse effect upon the financial condition or business of Borrower. Lenders may (but shall not be obligated to), without prior notice to Borrower, commence, appear in, or defend any action or proceeding purporting to affect the Loans, or the respective rights and obligations of Lenders and Borrower pursuant to this Agreement. Lenders may (but shall not be obligated to) pay all necessary expenses, including reasonable attorneys’ fees and expenses incurred in connection with such proceedings or actions described in the preceding sentence, which Borrower agrees to repay to Lenders upon demand, subject to Section 5.06 hereof.

Section 5.11. ERISA Compliance. Borrower will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Plans of Borrower, if any. Borrower will not at any time permit any Plan maintained by it to engage in any “prohibited transaction” as such term is defined in Section 4975 of the Code; incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or terminate any such Plan in a manner which could result in the imposition of a lien or charge upon or encumbrance of the property of Borrower pursuant to ERISA.

Section 5.12. Indemnification.

(a)Borrower agrees to indemnify, protect, hold harmless and defend Lenders, their direct and indirect members, and affiliates and each of their respective directors, managers, officers, employees, lenders, representatives, consultants and attorneys (each, a “Covered Person”), from and against any and all losses, liabilities, suits, actions, obligations, fines, damages, judgments, penalties, claims, causes of action, charges, costs and expenses (including attorneys’ fees, disbursements and court costs prior to trial, at trial and on appeal) which may be imposed on, incurred or paid by, or asserted against a Covered Person by reason or on account of, or in connection with, (i) any misconduct of Borrower or any Default or Event of Default hereunder; (ii) any breach of any representation or covenant of Borrower in any of the Loan Documents; (iii) the acquisition, construction, reconstruction or alteration of the Property; (iv) any gross negligence of Borrower or any gross negligence or willful misconduct of any tenant, or any other occupant or invitee of the Property or any of their respective lenders, contractors, subcontractors, servants, directors, managers, officers, employees, licensees or invitees; (v) any accident, injury, death or damage to any person or property occurring in, on or about the Property or the Project or any street, drive, sidewalk, curb or passageway adjacent thereto, except to the extent that the same results directly from the willful misconduct or gross negligence of a Lender; (vi) any claim by a tenant pursuant to the terms of its lease, if any; (vii) any claim by any broker or lender of Borrower for the payment of a commission or fee by reason of the execution of this Agreement or the disbursement of the Loans; or (viii) any allegation or charge whatsoever of negligence, misfeasance, or nonfeasance of Lenders in whole or in part, pertaining to any defect in the Property, and particularly, any failure of Lenders or any lender, officer, employee or representative of Lenders, to note any defect in materials or workmanship or of physical conditions or failure to comply with the Plans and Specifications or any ordinances, statutes or other governmental requirements, or to call to the attention of any person whatsoever, or take any action, or to demand that any action be taken, with regard to any such defect or failure or lack of compliance. However, the foregoing indemnities shall not apply to any Covered Person to the extent the subject of the indemnification is caused by or arises solely and directly out of the gross negligence or willful misconduct of such Covered Person.

(b)Any amount payable to a Covered Person under this Section 5.12 shall be due and payable upon demand therefor and receipt by Borrower of a statement setting forth in reasonable detail the amount claimed and the basis therefor. Borrower’s obligations under this Section 5.12 shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal of any insurance carrier to perform any obligation on its part under any such policy of insurance. If any claim, action or proceeding is made or brought which is subject to the indemnity set forth in this Section 5.12, Borrower shall resist or defend against the same, in its own name or, if necessary, in the name of the applicable Covered Person, by attorneys for Borrower’s insurance carrier (if the same is covered by insurance) or otherwise by attorneys retained by Borrower. Notwithstanding the foregoing, the applicable Covered Person, in such Person’s discretion, unless it approves of the attorneys provided by Borrower or Borrower’s insurance carrier (which approval shall not be unreasonably withheld or delayed), may engage its own attorneys to resist or defend, or to assist therein, and Borrower shall pay, or, on demand, shall reimburse such Person for the payment of, all reasonable fees and disbursements of said attorneys. All obligations set forth in this Section 5.12 shall survive payment of the indebtedness secured hereby.

Section 5.13. Compliance with Laws and Covenants.

(a)Borrower will observe and comply with all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, contracts, directions and requirements (including without limitation any of the foregoing relating to environmental standards or controls) of all Governmental Authorities applicable to Borrower or the Property, except any failure to observe or comply that would not reasonably be expected to have a Material Adverse Effect.

(b) Upon request of the Lenders, Borrower shall deliver to Lenders copies of all permits, licenses, authorizations, certifications, and/or contracts that are required to construct and operate the Improvements, and any extensions, renewals, re-issuances, modifications or amendments thereof.

Section 5.14. Environmental Compliance and Indemnity.

(a) Borrower will not release (or permit the release of) any hazardous substance on the Property in material contravention of Applicable Environmental Laws. The terms “hazardous substances” and “release” will have the meanings defined in Section 4.09 hereof. In addition, Borrower will observe and comply with all Applicable Environmental Laws, in all material respects, including without limitation the removal from or under the Property constituting immovable property of any material amount of hazardous substances or solid wastes (as defined elsewhere in this Agreement). Borrower will give notice to the Lenders as soon as reasonably possible and in no event more than fifteen (15) days after it receives any compliance orders, environmental citations, or other notices from any Governmental Authority relating to any environmental condition relating to its properties or elsewhere for which it may have legal responsibility, with a full description thereof; Borrower agrees to take any and all reasonable steps and to perform any and all reasonable actions necessary or appropriate to promptly comply with any such citations, compliance orders or other Applicable Environmental Laws requiring it to remove, treat or dispose of such hazardous materials, wastes or conditions at the sole expense of Borrower and to provide Lenders with satisfactory evidence of such compliance; provided, that nothing contained herein will preclude Borrower from contesting any such compliance orders or citations if such contest is made in good faith, and appropriate reserves are established for the payment for the cost of compliance therewith. Notwithstanding the foregoing provisions, Borrower has informed the Lenders that it or its affiliated tenant intends to utilize in connection with routine business operational activities at the Property, commercial products generally available to the public or routinely used in Borrower’s business which contain varying degrees of hazardous substances that are permitted by Applicable Environmental Laws. The Lenders acknowledge such intended use and agree that such use shall not constitute a breach of the covenants and agreements set forth herein, provided such hazardous substances are used for their intended purpose in accordance with this Agreement and all Applicable Environmental Laws.

(b) Borrower will defend, indemnify and hold Lenders, their direct and indirect members and affiliates, and their respective directors, officers, members, lenders and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable attorneys’ fees and fees of expert witnesses) arising from or in connection with (i) the presence on or under the Property of any hazardous substances or solid wastes (as defined elsewhere in this Agreement), or any releases or discharges of any hazardous substances or solid wastes on, under or from the Property; (ii) any activity carried on or undertaken on or off the Property, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any officers, employees, lender, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on the Property, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean up, transport or disposal of any hazardous substances or solid wastes at any time located or present on or under the Property; (iii) any breach of any environmental representation, warranty or covenant under the Loan Documents; or (iv) any loss sustained due to any portion of the Property being considered “wetlands,” as such term is defined by applicable federal law. The foregoing indemnity will further apply to any residual contamination on or under the Property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such hazardous substances or solid wastes not undertaken in accordance with Applicable Environmental Laws; provided, that such indemnity will not apply to any releases that occur following the date that the Property is transferred by Borrower solely as a result of the actions of any other Person other than Borrower. Without prejudice to the survival of any other agreements of Borrower hereunder, the provisions of this Section will survive the final payment of all Indebtedness and the termination of this Agreement and will continue thereafter in full force and effect.

Section 5.15. Construction Covenants. In addition to the covenants of Borrower otherwise set forth in this Agreement, Borrower hereby agrees that, so long as any part of the Indebtedness is outstanding, unless compliance shall have been waived in writing by Lenders, Borrower shall at all times comply with the following covenants:

(a) Commencement and Completion of Project. Borrower (i) has commenced and will hereafter cause to be prosecuted with diligence and continuity the permitting, site acquisition, component fabrication and purchase, construction of the Improvements, and the acquisition and installation of all equipment and other Property required for the Project, in accordance with the Construction Schedule, the Project Budget, and the Plans and Specifications; (ii) promptly correct or cause to be corrected any defect in the Property with respect to the Project, any material departure in the construction or installation of the Improvements and other Property with respect to the Project from the Plans and Specifications, governmental requirements, or any encroachment by any part of the Improvements or other Property with respect to the Project on any building line, easement, property line, or restricted area; (iii) cause the Project to be completed in good and workmanlike manner; and (iv) promptly notify Lenders of any lien filed by any Contractor, any subcontractor, supplier or laborer or of Borrower’s knowledge that any Contractor or any subcontractor, has failed to pay amounts due following the funding of any advance for the payment of same. Notwithstanding anything to the contrary in this Agreement, the Project or an Alternative Qualified Project shall not be deemed to have been fully completed in accordance with this Agreement (“Completion” or “Completion of the Project”) until all necessary certificates, licenses, consents and other approvals of Governmental Authorities have been issued or made with respect to the completion of the Project, the Alternative Qualified Project, if applicable, and the operation of the Project or Alternative Qualified Project, as applicable. Borrower will use its best reasonable efforts to complete the Project not later than the Scheduled Completion Date.

(b) Construction Schedule and Budgets. Borrower shall promptly notify Lenders of (i) any modifications to the Construction Schedule which may cause any material delay in the expenditure of funds from the Disbursement Account or in the Scheduled Completion Date, or (ii) any material increase in the construction budget resulting from the construction bid process; provided that such notice shall not constitute a waiver by the Lenders of any requirements set forth in the Loan Documents. Upon the occurrence of any material delays that may cause Borrower not to be in compliance with any of its representations, warranties or covenants in Section 4.12 or Section 5.18 hereof or any material increase in the construction budget that would cause Borrower to have insufficient funding to complete the Project, if any proceeds remain in the Disbursement Account, Borrower shall designate one or more of the Alternative Qualified Project(s) to which proceeds in the Disbursement Account are to be applied (to the extent necessary to avoid or cure such non-compliance), and subject to (i) Lenders’ approval (not to be unreasonably withheld) of the plans and specifications, budget, and expenditure and completion timeline for such Alternative Qualified Project(s), (ii) receipt by Lenders of an agreed-upon procedures report similar in form to the QALICB Report, an update to the Financial Projections, and a legal opinion confirming that the application of funds to such Alternative Qualified Project(s) should not impair the status of the Loans as QLICIs, and (iii) execution by Borrower and Guarantor of such amendments or supplements to this Agreement and/or the other Loan Documents as Lenders may reasonably require to reflect the parties’ rights and obligations with respect to such Alternative Qualified Project(s), Lenders shall permit funds in the Disbursement Account (to the extent provided immediately above) to be used for costs and expenses related to such Alternative Qualified Project(s), in accordance with the plans and specifications, budget, and expenditure and completion timeline approved by Lenders. In the event that, following any such material delays or material increases, one or more Alternative Qualified Projects are not approved for funding in a manner and on a timeline that, in the judgment of Lenders, would avoid or cure such noncompliance with Borrower’s representations, warranties, or covenants in Section 4.12 or Section 5.18 hereof, such circumstance shall be deemed an Event of Default hereunder.

(c) Land. Borrower shall acquire rights to the Land as required to complete the Project and operate the Project thereon in accordance with all applicable governmental requirements for the useful life of the Project, and shall provide evidence thereof to Lenders, upon request.

(d) Plans and Specifications. The Plans and Specifications shall materially comply (and the Improvements and other Property with respect to the Project when constructed and installed in accordance with the Plans and Specifications, will comply) with all applicable federal, state and local laws, statutes, codes, ordinances, orders, rules, and regulations and interpretations thereof, including those relating to erosion control, land use and development, subdivision of property, environmental matters, zoning, fire safety, and structural, architectural or other features of buildings or other improvements to property or the uses thereof (including those regulating or requiring access or special facilities for disabled persons). The Plans and Specifications shall be delivered to the Construction Inspector as available and upon request, to the Disbursing Agent, the Investor, and/or the Lenders.

(e) Improvements and Property. Neither the construction of the Improvements nor the installation or use of the Property with respect to the Project, nor the operation of the Project when the Project has been completed, will materially violate (a) any applicable federal, state or local law, statute, code, ordinance, order, rule, or any regulation and interpretation thereof; or (b) any building permits, restrictions or record, or any agreement affecting the Property with respect to the Project or any part thereof, including without limitation, the Construction Documents. Without limiting the foregoing, all authorizations, approvals, consents, licenses, permits, exemptions of, registrations and filings with, and reports to a Governmental Authority required to complete the Project in accordance with the Plans and Specifications and to operate the Project thereon have been or shall be obtained prior to the commencement of any work for which such Governmental Approval is required. All permits and licenses required for the use or operation of the Project which cannot be obtained until construction or installation of the Improvements or Property is completed can be obtained if the Improvements and Property are completed and installed in accordance with the Plans and Specifications.

Section 5.16. Appraisal. Lenders shall have the right to have the Borrower’s Property and/or the Borrower’s going concern value appraised at Borrower’s expense any time during the term of the Loans if (a) an Event of Default has occurred, (b) Borrower requests an extension or material modification of the Loans (including but not limited to any request to apply Loan proceeds to any Alternative Qualified Investment), or (c) any material damage or destruction of the Property occurs.

Section 5.17. Accounts. Borrower shall maintain the Disbursement Account with U.S. Bank, National Association.

Section 5.18. New Markets Tax Credit Program Affirmative Covenants. As of the date hereof and throughout the term of the Loans, Borrower hereby covenants to Lenders as follows:

(a) At the direction of the Lenders, the Borrower shall prepare and submit, as appropriate, to the Secretary of the Treasury or the IRS (or any other governmental authority designated for such purpose), on a timely basis, any and all annual reports, information returns and other certifications and information required to avoid any Recapture Event or the imposition of penalties or interest on the Lenders or any of its direct or indirect members for failure to comply with NMTC Law in connection with the Loans, the Project or any Alternative Qualified Project replacing the Project;

(b) Borrower shall provide such information and sign such documents as are necessary for the Lenders and their members to make timely, accurate and complete submissions of (i) federal and state income tax returns, (ii) reports to governmental agencies, and (iii) any other reports required to be delivered by the Lenders and their members, with respect to the Loans, the Project or any Alternative Qualified Project replacing the Project;

(c) Borrower shall promptly provide Lenders and their members with notice of any (i) material default or failure of compliance with respect to any other financial, contractual or governmental obligation of Borrower or Guarantor; (ii) IRS proceeding regarding the Project, Guarantor, or Borrower; (iii) material litigation, criminal action or administrative proceeding against Borrower or Guarantor; or (iv) communication from any other lender or Governmental Authority received by Borrower or Guarantor which, in each case, is not in the ordinary course of business and which is reasonably expected to have a Material Adverse Effect;

(d) Borrower shall maintain its status as a QALICB and shall operate the Business and the Project in a manner that satisfies, and shall continue to satisfy, all restrictions applicable to the Business and the Project generating New Markets Tax Credits;

(e) With respect to the current taxable year and any taxable year during the term of the Loans, at least fifty percent (50%) of the total gross income within the meaning of Tres. Reg. §1.45D-1(d)(4)(i)(A) of Borrower will be derived from the active conduct of its trade or business within census tracts that constitute Low-Income Communities;

(f) With respect to the current taxable year and any taxable year during the term of the Loans, at least forty percent (40%) of the use of the tangible property of Borrower (whether owned or leased) will be within census tracts that constitute Low-Income Communities (for purposes of this representation, the percentage of tangible property owned or leased by Borrower during the taxable year in census tracts that constitute Low-Income Communities shall be determined based on a fraction (i) the numerator of which is the Average Value of the tangible property used by Borrower within census tracts that constitute Low-Income Communities, and (ii) the denominator of which is the Average Value of all of the tangible property owned or leased by Borrower and used by Borrower during the taxable year); provided, however, that for any taxable year in which Borrower has no employees, at least eighty-five percent (85%) of the use of the tangible property of Borrower (whether owned or leased) will be within census tracts that constitute Low-Income Communities. Borrower shall provide a true, correct and complete list of tangible property owned or leased by Borrower and a description of where such property is used by Borrower. To the extent that any tangible property is used outside of census tracts that constitute Low-Income Communities, Borrower shall provide, the cost basis of all property owned by Borrower and the estimated value of any leased property and the basis of such estimate and the business hours of usage of Borrower's property within and without such census tracts. Borrower shall retain records of the foregoing throughout the term of the Loans;

(g) With respect to the current taxable year and any taxable year during the term of the Loans, less than five percent (5%) of the average of the unadjusted basis of the property of Borrower shall be attributable to Nonqualified Financial Property. Borrower shall provide to Lenders a true, correct, and complete listing of any Nonqualified Financial Property owned by Borrower, including therein the unadjusted basis of such property, and shall maintain records thereof throughout the term of the Loans;

(h) Borrower reasonably anticipates that the proceeds of the Loans shall be disbursed for Project Costs by December 31, 2014);

(i) With respect to the current taxable year and any taxable year during the term of the Loans in which Borrower has one or more employees providing services (or a Borrower Affiliate’s employees engaged primarily in providing services to Borrower), at least fifty percent (50%) of the services performed for Borrower by such employees will be within census tracts that constitute Low-Income Communities (for purposes of this representation, this percentage is determined based on a fraction, the numerator of which is the total amount paid by Borrower for employee services performed in census tracts that constitute Low-Income Communities during the taxable year, and the denominator of which is the total amount paid by Borrower for employee services during the taxable year). Borrower shall provide a list of employees providing services, including a general description of services provided, and if applicable compensation paid for services rendered within and without such census tracts;

(j) With respect to the current taxable year and any taxable year during the term of the Loans, less than five percent (5%) of the aggregate unadjusted basis of Borrower’s property shall be attributable to Collectibles;

(k) At no time during the term of the Loans shall any of the Property be used as, or converted into, Residential Rental Property;

(l) With respect to the current taxable year and any taxable year during the term of the Loans, Borrower shall engage solely in a Qualified Business;

(m) With respect to the current taxable year and any taxable year during the term of the Loans, the trade or business of a tenant or subtenant (if any) shall consist solely of a Tenant Qualified Business;

(n) No portion of the Loan Proceeds shall be used directly or indirectly with respect to a “qualified low-income building” as defined for purposes of Section 42 of the Code;

(o) Borrower shall not be a bank, credit union or other financial institution;

(p) Assuming that each Lender is a qualified community development entity under Section 45D of the Code, the Loans and each advance thereunder will constitute a QLICI;

(q) Borrower shall not enter into any transaction or series of transactions the principal purpose of which is to achieve a result that is inconsistent with the purposes of Code Section 45D or Treasury Regulation Section 1.45D-1(g)(1);

(r) Borrower shall not discontinue conducting business or change the nature of, or manner in which it conducts, its business in any way that would cause to be untrue any of the representations, warranties or covenants set out in this Section 5.18 and Section 4.12 of this Agreement;

(s) Borrower is and shall be classified as a corporation which is not disregarded as separate from another entity for federal income tax purposes;

(t) The Borrower shall continue to generate gross revenues;

(u) All Loan proceeds shall be used solely for the acquisition, development, equipping, furnishing, leasing and operation of the Project and related transaction costs, unless otherwise approved by Lenders in accordance with this Agreement. Borrower will use one hundred percent (100%) of the proceeds of the Loans for the purposes described herein and, as of the Closing Date, reasonably anticipates that it will expend the proceeds of the Loans within fifteen (15) months of the Closing Date.

(v) The Borrower will treat the Loans as indebtedness for all purposes, and will not take any positions contrary to such treatment;

(w) Borrower shall provide all information, reports and statements reasonably requested by Lenders for purposes of Lenders’ reporting requirements pursuant to the Allocation Agreement to monitor compliance with Section 45D of the Code, and to measure the community benefit of the Loans within twenty (20) Business Days after request therefor, including but not limited to the following with respect to the Borrower:

(i) provide an estimate of the number of construction jobs involved in the development of the Project, including the jobs held by low-income persons or residents of Low-Income Communities to the extent the latter information is available, and a breakdown of the construction jobs based upon wages;

(ii) an estimate of the number of full-time equivalent jobs as of the date hereof, and the projected full-time equivalent jobs to be created or retained, and within forty-five (45) days of the close of each tax year, the jobs actually created or retained as a result of the financing, including an estimate of the number of permanent jobs held by low-income persons or residents of Low-Income Communities to the extent the latter information is available, and a breakdown of such jobs based on wages;

(iii) the number of households and businesses subscribing to broadband service that receive new or improved access and the number of educational, library, healthcare, and public safety providers receiving either new or improved access to broadband service; and

(iv) at closing of the Loans, the annual gross revenues of Borrower as of its fiscal year end prior to the closing, and within 120 days of the close of each tax year, the annual gross revenues of Borrower for each preceding tax year.

(x)Borrower shall promptly notify Lender of any noncompliance with this Section 5.18 (excluding clause (y));

(y) Borrower agrees to cooperate with Lenders by providing such other incidental information as may be reasonably requested by the Lenders for purposes of their communications and publicity regarding the Loans, provided that the failure of Borrower to provide information under this subsection shall not result in the imposition of any penalties on Borrower or an Event of Default or Default hereunder;

(z) Borrower agrees it will not, without Lenders’ prior written consent (which consent will not be unreasonably withheld), enter into, materially modify or terminate, the Leases, or any lease of a substantial portion of the Property, or any other lease, that in such case is reasonably expected to have a Material Adverse Effect, and in no event shall any leases, amendments or subleases be entered into that would adversely affect the Lenders’ compliance with the New Markets Tax Credit covenants contained in this Section 5.18; provided that the Lenders hereby approve (i) the Leases, (ii) replacement leases to a Borrower Affiliate in substantially the same form as the applicable Lease, and (iii) the assignment of any of the Leases to a Borrower Affiliate;

(aa) Borrower shall not permit a change in control or ownership of interests in Borrower which would result in Investor or any Lender having NMTC Control of Borrower;

(bb) Borrower acknowledges and agrees that the Lenders may share all information pertaining to the Loans, Borrower and the Project with the CDFI Fund, the Investor, Lenders’ members, as permitted pursuant to Section 9.19 of this Agreement, or as required by law; provided that the parties shall not at any time disclose trade secrets or other proprietary information of the Borrower or its Affiliates;

(cc) Borrower shall promptly supply the Lenders with any reports, records, statements, documents or other information reasonably requested by the Lenders in connection with responding to any request by the CDFI Fund and the US Department of Treasury with respect to the Loans, the Project or any Alternative Qualified Project replacing the Project, including any request pursuant to Section 6.3 or Section 6.5 of the Allocation Agreement (e.g., financial and activity reports, records, statements, documents and other information for purposes of ensuring compliance with this Section 5.18) as may be required to comply with NMTC Law, with respect to the Loans, the Project or any Alternative Qualified Project replacing the Project, and shall promptly cooperate with the Lenders to enable the Lenders to comply with all of the requirements of the Allocation Agreement. In connection therewith, Borrower shall maintain records throughout the term of the Loans of:

(i) the activities and services performed by employees and the administration of their employment (including where their services are performed and, in instances where such employees also perform services for persons or entities other than Borrower, the allocation of their time between Borrower and any such other person or entity) that are sufficient to establish compliance with the requirements of this Section 5.18;

(ii) the average values and locations of tangible personal property of Borrower that are sufficient to establish compliance with the requirements of this Section 5.18; and

(iii) the unadjusted bases of the property of Borrower generally and in particular, any Collectibles and any Nonqualified Financial Property it may own, that are sufficient to establish compliance with the requirements of this Section 5.18;

(dd) Borrower shall collaborate with the Lenders with respect to the response to be made to any 90-day notice of noncompliance and ability to cure the provisions of this Section 5.18 provided by the CDFI Fund to the Lenders pursuant to Section 8.6 of the Allocation Agreement;

(ee) Borrower shall cooperate with the Lenders in seeking any waiver or extension sought by the Lenders with respect to a Recapture Event (regardless of whether or not Borrower has violated any covenants provided herein or failed to act as directed by the Lenders), pursuant to Treas. Reg. Section 1.45D-1(e)(5) and Rev. Proc. 2011-1, 20011-1 I.R.B. 1, as amended or supplemented;

(ff)Borrower shall not by its action (including but not limited to a prepayment of the Loans during the Compliance Period) or inaction cause a Recapture Event;

(gg) Borrower shall agree to any modifications of the foregoing requirements reasonably required to maintain compliance with NMTC Law as determined by Lenders; provided that such modifications do not materially adversely impact the economic terms and conditions of the Loans or Borrower’s obligations hereunder in any material manner; and

(hh) Borrower shall provide the Lenders a QALICB compliance certification by February 28 of each fiscal year (or at such times as otherwise requested by Lenders) substantially in the form attached hereto as Exhibit H to confirm compliance with this Section 5.18.

(ii)           Each of Ginsberg Jacobs, LLC, Nixon Peabody LLP, Polsinelli Shughart PC, Mark D. Foster, Davis Wright Tremaine LLP and SNR Denton US LLP are hereby permitted to rely on the Borrower’s covenants contained herein in connection with the issuance of corporate, enforceability, federal income tax and other transaction opinions to the Funds, the Investor and the Lender.

ARTICLE VI

NEGATIVE COVENANTS

Unless the Lenders’ prior written consent to the contrary is obtained, Borrower will at all times comply with the covenants contained in this Article VI, from the date hereof and for so long as any part of the Indebtedness is outstanding.

Section 6.01. Debts, Guaranties and Other Obligations. Borrower will not incur, create, assume or in any manner become or be liable in respect of any Debt which would reasonably be expected to have a Material Adverse Effect on the Borrower, whether direct or contingent, except for: (a) the Indebtedness to Lenders under the Loan Documents; or (b) Debt previously disclosed to Lenders, set forth on Schedule 1 attached hereto.

Section 6.02. Liens. Borrower will not create, incur, assume or permit to exist any Lien on any of the Collateral now owned or hereafter acquired, except for: the pledge of the Collateral and any other Liens on the Collateral in favor of Lenders to secure the Indebtedness of Borrower to Lenders under the Loan Documents and Permitted Liens.

Section 6.03. Reserved.

Section 6.04. Merger and Sale of Property. Borrower will not acquire, merge with or consolidate with any Person (whether or not such acquisition, merger, or consolidation requires any capital expenditures on the part of Borrower). Borrower will not suffer or permit any amendment to Borrower’s organizational documents that would have a material adverse effect on Lenders. Borrower will not sell, assign, lease, exchange, transfer, convey or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Property to any Person, provided that the Lenders hereby consent to the Leases.

Section 6.05. ERISA Compliance. Borrower will not at any time permit any Plan maintained by it to engage in any “prohibited transaction” as such term is defined in Section 4975 of the Code; incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or terminate any such Plan in a manner which could result in the imposition of a Lien on the property of Borrower pursuant to Section 4068 of ERISA.

       Section 6.06. Change of Control. Borrower shall not permit a Change of Control to occur.

ARTICLE VII

CONDITIONS OF LENDING

Section 7.01. Conditions of Loan Advance. The obligation of the Lenders to close and fund the Loans is subject to the accuracy of each and every representation and warranty of Borrower contained in this Agreement, and to the receipt by the Lenders of the following on or before the Closing Date, all of which will be satisfactory in form and substance to the Lenders:

(a) Agreement. Duly executed counterpart of this Agreement signed by all the parties hereto;

(b) Notes. Duly executed Notes signed by Borrower;

(c) Loan Documents. Duly executed counterparts or originals of all of the Loan Documents signed by all parties thereto;

(d) Formation and Other Documents. (i) Articles of organization and bylaws of Borrower and Guarantor, together with all amendments, certified by the Alaska Secretary of State, together with a certificate of good standing as to Borrower and Guarantor from the Alaska Secretary of State; and (ii) Resolutions of Borrower and Guarantor authorizing the execution of the Loan Documents to which it is a party certified correct and complete by an authorized officer of Borrower or Guarantor, as applicable;

(e) Opinion of Counsel. One or more opinions of counsel to Borrower and Guarantor addressed to the Lenders, in form and substance acceptable to the Lenders;

(f) Qualified Equity Investment. The Funds will have closed and funded the Fund QEIs;

(g) Current Financial Statements. Audited financial statements for GCI with respect to fiscal year 2011;

(h) Construction Documents. Executed copies of all applicable Construction Documents, to the extent in effect as of the date hereof;

(i) New Markets Tax Credits Program. Compliance and debarment certificates and all other instruments reasonably required by Lenders’ counsel;

(j) Insurance Policies. Insurance policies or certificates required by this Agreement;

(k) Project Budget. The detailed line item cost breakdown of land costs, construction costs (hard costs), equipment and installation costs, and all other related indirect development costs (soft costs), including working capital, construction period interest reserve and contingency and a schedule of values;

(l) Construction Schedule. The Construction Schedule from the date hereof through Completion of the Project;

(m) Plans and Specifications. Upon request of a Lender, current engineering drawings and specifications, including any revisions, amendments and addenda as required to complete the construction of the Improvements, and the installation of equipment and other Property with respect to the Project;

(n) Permits. Appropriate permits and such other licenses prerequisite to authorize the construction of the Project in accordance with the Plans and Specifications, the acquisition and installation of equipment and other Property with respect to the Project, and the operation of the Project thereon, to the extent issued as of the date hereof;

(o) Leases. The Leases; and

(p) Other. The satisfaction of all other applicable provisions under Article II hereof and all other requirements and conditions reasonably imposed by Lender.

Section 7.02. Disbursements. Any and all disbursements from the Disbursement Account shall be made in accordance with the terms and conditions of the Disbursing Agreement.

ARTICLE VIII

DEFAULT

Section 8.01. Events of Default. Any of the following events will be considered an “Event of Default” as that term is used herein.

(a) Payments Under the Notes. Borrower fails to make payment when due of any principal, interest or other payment obligation due on the Notes, or under the Loan Documents, and such failure remains more than five days after written notice of non-payment (which notice may be sent by ordinary mail, fax or e-mail) is given by the Lenders to Borrower.

(b) Representations and Warranties. Any representation or warranty made by Borrower or Guarantor contained in the Loan Documents proves to have been incorrect in any material respect as of the date thereof; or any representation, or certificate furnished or made to the Lenders by any Person (other than a Lender) under the Loan Documents proves to have been untrue in any material respect as of the date stated or certified, and such Default continues uncured for a period of 15 days after written notice of such Default (specifying the Default) is given by Lenders to the Borrower or Guarantor.

(c) Other Indebtedness to the Lenders. Borrower defaults in the payment of any amounts due to any of the Lenders relating to any Debt of Borrower to any of the Lenders (other than the Loans) in excess of $500,000, and any grace period applicable to such default has elapsed, and such Default continues uncured for a period of 15 days after written notice of such Default (specifying the Default) is given by the applicable Lender to Borrower.

(d) Other Debt to Another Lender. Borrower defaults in the payment of any amounts due to any Person (other than to a Lender) relating to any Debt of Borrower to any Person (other than a Lender), which Debt is in excess of $500,000 and any grace period applicable to such default has elapsed.

(e) Involuntary Bankruptcy or Receivership Proceedings. A receiver, conservator, liquidator or trustee of Borrower or Guarantor, or of any substantial portion of its property is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against Borrower or Guarantor under the Federal Bankruptcy Code; or any material portion of any property of Borrower or Guarantor is sequestered by court order and such order remains in effect for more than 30 days after such party obtains knowledge thereof; or a petition is filed against Borrower or Guarantor under any state, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within 60 days.

(f) Voluntary Petitions. Borrower or Guarantor files a case under the Federal Bankruptcy Code or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it under any such law.

(g) Assignments for Benefit of Creditors. Borrower or Guarantor makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of Borrower or Guarantor, or of all or any substantial part of Borrower’s or Guarantor’s property.

(h) Undischarged Judgments. Judgment for the payment of money in excess of $500,000 (which is not covered by insurance) is rendered by any Governmental Authority against Borrower, and Borrower does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof, and within said 30-day period or such longer period during which execution of such judgment will have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under generally accepted accounting principles, and such Default continues uncured for a period of 15 days after written notice of such Default (specifying the Default) is given by the Lenders to Borrower.

(i) Delay in Scheduled Completion Date. Work on the Project (or an Alternative Qualified Project) shall be substantially abandoned, or shall, by reason of Borrower’s fault, be discontinued for a period of more than sixty (60) days, or construction shall be delayed for any reason whatsoever to the extent that Completion of the Project (or an Alternative Qualified Project) cannot, in the reasonable judgment of Lenders, be accomplished on or before the applicable Scheduled Completion Date. If there is a delay that would otherwise result in an Event of Default under the foregoing provisions, then if (i) the Borrower proposes one or more Alternative Qualified Projects that would utilize the Loan funds prior to the Scheduled Completion Date and consistent with NMTC Program Requirements (as determined by Lenders in good faith, based on the advice of counsel) and provides all due diligence documentation for such Alternative Qualified Project(s) within thirty (30) days following written notice, and (ii) Lenders shall have approved such Alternative Qualified Project(s) (which approval shall not be unreasonably withheld) and Borrower and Guarantors shall have entered into any amendments to the Loan Documents (and any other transaction documents) reasonably required by Lenders to reflect the use of Loan proceeds to finance such Alternative Qualified Project(s) within sixty (60) days following such written notice, such delay shall not constitute an Event of Default hereunder.

(j) Effectiveness of Documents. Any Loan Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by Borrower or the Lenders shall cease to have a valid and perfected security interest having the priority contemplated thereunder in the Collateral described therein, other than by action or inaction of any Lender, if any of the foregoing shall remain unremedied for 10 days or more after receipt or notice thereof to Borrower from Lenders.

(k) Other Covenants. Borrower or Guarantor defaults in the observance or performance of any of the covenants or agreements contained in the Loan Documents, to be kept or performed by Borrower or Guarantor, as applicable (other than a default under the other Subsections of this Section 8.01), and such default continues unremedied for a period of 30 days after notice thereof being given by Lenders to Borrower or Guarantor, as applicable; provided, that if it is not reasonably feasible for Borrower or Guarantor to cure such default within 30 days, so long as Borrower or Guarantor has commenced efforts to cure within such 30-day period and is diligently pursuing efforts to cure, Borrower or Guarantor, shall have an additional 60 days in which to cure such default. Borrower’s and Guarantor’s rights to cure will be applicable only to curable defaults.

(l) Financial Condition. Borrower or Guarantor shall incur or permit to exist a change to its financial condition that has or would reasonably be expected to have a Material Adverse Effect upon its ability to perform its obligations under the Loan Documents.

Section 8.02. Remedies. Upon the occurrence and during the continuation of any Event of Default, Lenders may, in their sole discretion, pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a) take possession of the Collateral pursuant to the Collateral Documents;

(b) perform any or all of Borrower’s covenants and agreements hereunder, under any of the other Loan Documents, or under any lease or sublease;

(c) declare the entire indebtedness evidenced by the Notes, without demand or notice of any kind (which are hereby expressly waived) to be due and payable at once and, in such event, such indebtedness and obligations shall become immediately due and payable;

(d) set off any sum due to or incurred by Lenders against all deposits and credits of Borrower with, and any and all claims of Borrower against, Lenders. Such right shall exist whether or not Lenders shall have made any demand hereunder or under any other Loan Documents, whether or not said sums, or any part thereof, or deposits and credits held for the account of Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Lenders. Lenders agree that, as promptly as is reasonably possible after the exercise of any such setoff right, they shall notify Borrower of the exercise of such setoff right; provided, however, that the failure of Lenders to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on Lenders to all rights of banker’s lien, setoff and counterclaim available pursuant to law; and

    (e) exercise any or all remedies specified herein and in the other Loan Documents, and/or exercise any other remedies which it may have therefor at law, in equity or under statute.

Any expense incurred by the Lenders, including but not limited to the Lead CDE pursuant to the Intercreditor Agreement, in the performance of any of the foregoing remedies, shall be deemed to be part of the Indebtedness of Borrower. Waveland XXII has been appointed to serve as Lead CDE and enforce remedies on behalf of the Lenders pursuant to the Intercreditor Agreement, unless and until a successor is appointed as the Lead CDE thereunder, with notice to the Borrower. The Lenders acknowledge and agree that the Guarantors and Borrower shall be entitled to rely on any communication received by them from the Lead CDE in connection with the exercise of any of the foregoing remedies and that neither the Guarantors nor Borrower shall have any obligation to confirm such authority with any Lender unless such Lender has notified the Guarantors and/or Borrower in writing to the contrary.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. Any notice or demand which, by provision of this Agreement, is required or permitted to be given or served by Lender to or on Borrower will be in writing and will be deemed to have been sufficiently given and served for all purposes (if mailed) five Business Days after being deposited, postage prepaid, in the United States Mail, registered or certified mail, or (if delivered by express courier) one Business Day after being delivered to such courier, or (if delivered in person or by facsimile transmission) the same day as delivery with receipt confirmed, in each case addressed (until another address is given in writing by Borrower to Lender) as follows:

To Borrower:                                         Unicom, Inc.
c/o General Communication, Inc.
                   Corporate Counsel
2550 Denali Street, Suite 1000
                Anchorage, Alaska 99503
Facsimile: (907) 868-5676

If to USB 74:                                          c/o U.S. Bancorp Community Development Corporation
1307 Washington Avenue, Suite 300
St. Louis, Missouri 63103
Attention: Director of Asset Management-NMTC
Project Reference: #21513
Facsimile: (314) 335-2602
Email: usbcdc.nmtc&htc@usbank.com

with a copy to:	SNR Denton US LLP
233 South Wacker Drive, Suite 7800
Chicago, Illinois 60606-6404
Attention: Scott Lindquist, Esq.
Facsimile: (312) 876-7934

If to LBC 2:                                           LBCDE SUB2 LLC
c/o Lower Brule Community Development Enterprise, LLC
400 N. Washington Street, #106
Falls Church, VA 22046-3433
Attn: Joe Falkson
Facsimile: (703) 241-8548

with a copy to:	Nixon Peabody LLP
401 Ninth Street SW
Suite 900
Washington, DC 20004
Attention: Scott Sergio
Facsimile: (866) 947-3834

if to CNB II:                                           Cherokee Nation Sub-CDE II, LLC
c/o CNB Economic Development, LLC
777 West Cherokee Street

Catoosa, OK 74015
Attention: Shawn Slaton
Facsimile: (918) 266-8180

with a copy to:          Law Office of Mark D. Foster
4835 LBJ Freeway, Suite 424
Dallas, Texas 75244
Attention: Mark D. Foster
Facsimile: (214) 363-9551

If to Waveland XXII:                           Waveland Community Development, LLC
c/o Waveland Ventures, LLC
825 N. Jefferson Street, Suite 300
Milwaukee, Wisconsin 53202
Attention: Paul Deslongchamps
Facsimile: (414) 291-5893

and to:            Waveland Community Development, LLC
515 Congress Avenue, Suite 1700
Austin, Texas 78701
Attention: Rick Hayes
Facsimile: (512) 322-9040

with a copy to:          Law Office of Mark D. Foster
4835 LBJ Freeway, Suite 424
Dallas, Texas 75244
Attention: Mark D. Foster
Facsimile: (214) 363-9551

If to any Lender,
with a copy to:                                      U.S. Bancorp Community Development Corp.
1307 Washington Ave., Ste. 300
St. Louis, MO 63103
Attention: Director of Asset Management - NMTC
Reference #21513
Facsimile: (314) 335-2602
Email: usbcdc.nmtc&htc@usbank.com

and to:                                                    SNR Denton US LLP
233 South Wacker Drive, Suite 7800
Chicago, Illinois 60606
Attention: Scott A. Lindquist, Esq.
Facsimile: (312) 876-7934

Section 9.02. Entire Agreement. The Loan Documents now, or hereafter to be, executed set forth the entire agreement of Lenders and Borrower and supersede all prior written or oral understandings with respect thereto. This Agreement shall control in the event of any conflict in the terms and conditions hereof and of the other Loan Documents.

Section 9.03. Renewal, Extension or Rearrangement. All provisions of this Agreement relating to the Notes will apply with equal force and effect to each and all promissory note(s) hereinafter executed which in whole or in part represent a renewal, extension for any period, increase, decrease or rearrangement of any part of the Notes.

Section 9.04. Amendment. None of the Loan Documents may be changed, waived, discharged or terminated orally or in any manner other than by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 9.05. Invalidity. In the event that any one or more of the provisions contained in the Loan Documents will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of the Loan Documents.

Section 9.06. Survival of Agreements. All representations and warranties of Borrower herein, and all covenants and agreements herein not fully performed before the effective date of this Agreement, will survive such date.

Section 9.07. Waivers. No course of dealing on the part of Lenders or their officers, direct or indirect members, or consultants, nor any failure or delay by Lenders with respect to exercising any of their rights, powers or privileges under the Loan Documents will operate as a waiver thereof.

Section 9.08. Cumulative Rights. The rights and remedies of Lenders under the Loan Documents will be cumulative, and the exercise or partial exercise of any such right or remedy will not preclude the exercise of any other right or remedy available to the Lenders under the Loan Documents or by law.

Section 9.09. Time of the Essence. Time will be deemed of the essence with respect to the performance of all of the terms, provisions and conditions on the part of Borrower and the Lenders to be performed hereunder.

Section 9.10. Successors and Assigns; Participants.

(a) Subject to Section 9.10(b) and (d) below, all covenants and agreements contained by or on behalf of Borrower in the Loan Documents will bind its successors and assigns and will inure to the benefit of the Lenders and their respective successors and assigns.

(b) This Agreement is only for the benefit of the Lenders and for their Permitted Assignees (defined below). “Permitted Assignees” shall mean (i) the Funds and (ii) only upon and during the continuance of an Event of Default, subject to Section 9.10(d) below, such other Person or Persons as may from time-to-time become or be the holders of any of the Indebtedness, and this Agreement will be transferable and negotiable, with the same force and effect only to Permitted Assignees, it being understood that, upon the transfer or assignment by the Lenders of any of the Indebtedness to a Permitted Assignee, the legal holder of such Indebtedness which is a Permitted Assignee will have all of the rights granted to the Lenders under this Agreement.

(c) Subject to Section 9.10(d) below, Borrower hereby recognizes and agrees that the Lenders may, from time-to-time, one or more times, transfer all or any portion of the Indebtedness to one or more third parties; provided that such third parties are Permitted Assignees. Subject to Section 9.01(d) below, Borrower specifically (i) consents to all such transfers and assignments and waives any subsequent notice of and right to consent to any such transfers and assignments as may be provided under applicable Alaska law; (ii) agrees that the purchaser of a participation interest in the Indebtedness that is a Permitted Assignee will be considered as the absolute owner of a percentage interest of such Indebtedness and that such a purchaser will have all of the rights granted to the purchaser under any participation agreement governing the sale of such a participation interest; (iii) waives any right of offset that Borrower may have against such lender and/or any purchaser of such a participation interest in the Indebtedness that is a Permitted Assignee, and unconditionally agrees that either such lender or such a purchaser may enforce Borrower’s Indebtedness under this Agreement, irrespective of the failure or insolvency of such lender or any such purchaser; (iv) agrees that any purchaser of a participation interest in the Indebtedness that is a Permitted Assignee may exercise any and all rights of counter claim, setoff, banker’s lien and other liens with respect to any and all moneys owing to Borrower; and (v) agrees that, upon any transfer of all or any portion of the Indebtedness to a Permitted Assignee, such lender may transfer and deliver any and all collateral securing repayment of such Indebtedness to the transferee of such Indebtedness and such collateral will secure any and all of the Indebtedness in favor of such a transferee, and after any such transfer has taken place, such lender will be fully discharged from any and all future liability and responsibility to Borrower with respect to such collateral, and the transferee thereafter will be vested with all the powers, rights and duties with respect to such collateral.

(d) Notwithstanding anything to the contrary set forth herein, prior to a transfer of all or any portion of the Loans by any of the Lenders (excluding transfers to the Funds), the applicable Lenders shall first offer GCI, Inc., in writing, the right to purchase the Loans (the “Loan Purchase Offer”). The purchase price (“Purchase Price”) shall be equal to the consideration to be paid by the transferee. The written Loan Purchase Offer sent to GCI, Inc. (at the Borrower’s address set forth herein) shall set forth the calculation and supporting documentation of the Purchase Price as of the date of such Loan Purchase Offer. GCI, Inc. shall have fifteen (15) Business Days following receipt of a Lender’s Loan Purchase Offer in which to accept, in writing, the offer to purchase such Loans, and the loan documents evidencing or relating to such Loans. If GCI, Inc. fails to accept the Loan Purchase Offer in writing within such period, GCI, Inc. shall be deemed to have rejected the Loan Purchase Offer. If GCI, Inc. accepts the Loan Purchase Offer within such period, GCI, Inc. shall purchase such Loans (or shall cause one of its Affiliates to do so), and the loan documents evidencing or relating to such Loans, on the date which is fifteen (15) Business Days following such acceptance (the “Loan Purchase Date”). On the Loan Purchase Date, (i) the Lender shall assign to the GCI, Inc. (or its designated Affiliate) the promissory note(s) evidencing such Loans, and the loan documents evidencing or relating to such Loans, such assignment (the “Assignment”) to be in writing, in recordable form, and made without recourse, representation or warranty other than as to the amount of the then outstanding balance of such Loans, including accrued and unpaid interest, and the amount of all other monetary obligations then owing under such Loans, and the loan documents, (ii) the applicable Lenders shall deliver the original Note(s) and the loan documents evidencing or relating to such Loans to GCI, Inc. (or its designated Affiliate), and (iii) as a condition to the execution and delivery of the Assignment and the delivery of the promissory note(s) evidencing such Loans, and the loan documents evidencing or relating to such Loans to GCI, Inc. (or its designated Affiliate), GCI, Inc. (or its designated Affiliate) shall pay to Lender, in good funds by wire transfer, the Purchase Price.

Section 9.11. Relationship Between the Parties. The relationship between Lenders, on the one hand, and Borrower, on the other, will be solely that of lender and borrower, and such relationship will not, under any circumstances whatsoever, be construed to be a joint venture, joint adventure, or partnership.

Section 9.12. Third-Party Beneficiaries. All obligations of the Lenders to make advances or approve disbursements of Loan proceeds hereunder are imposed solely and exclusively for the benefit of Borrower and its permitted assigns. All conditions to make Loans are imposed solely and exclusively for the benefit of the Lenders.  No other Person will have standing to require satisfaction of such condition or be entitled to assume that Lenders will refuse to make the advance in the absence of strict compliance with any or all conditions thereof, and no other Person will, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived, in whole or in part, by the Lenders at any time in its sole discretion.

Section 9.13. [Reserved].

Section 9.14. Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and will not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 9.15. Singular and Plural. Words used herein in the singular, where the context so permits, will be deemed to include the plural and vice versa. The definitions of words in the singular herein will apply to such words when used in the plural where the context so permits and vice versa.

Section 9.16. Governing Law. This Agreement is, and the Notes will be, contracts made under and will be construed in accordance with and governed by the laws of the United States of America and the State of Alaska.

Section 9.17. Counterparts. This Agreement may be executed in two or more counterparts, and it will not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart will be deemed an original, but all of which together will constitute one and the same instrument.

Section 9.18. Waiver of Jury Trial; Submission To Jurisdiction.

(a) BORROWER AND LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH BORROWER AND LENDERS MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO THE NOTES, THE OTHER LOAN DOCUMENTS OR BORROWER’S PROPERTY. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDERS AND BORROWER AND LENDERS HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWER AND LENDER FURTHER REPRESENT THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

(b) BORROWER AND EACH LENDER HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF THE STATE COURTS OF ALASKA AND THE FEDERAL COURTS IN ALASKA, AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR BROUGHT TO ENFORCE THE PROVISIONS OF THE LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT HAVING SUBJECT MATTER JURISDICTION.

Section 9.19. Publication. At the request of any of the Lenders or the Investor, the Borrower will include an acknowledgement of the Lenders’ and the Investor’s financing of the Project on the Project website. Borrower hereby gives the Lenders permission to publicize their participation in the financing of the Project; provided that the Lenders shall present to Borrower an advance copy of such material for its reasonable review and comment, and further provided that after the Borrower has approved a form of Project description to be used for publicity, including the text and photos, if any, such form (or a form substantially the same in all material respects, or a portion thereof) may be used for any such purpose without further approval. Subject to the foregoing approval requirements, Borrower hereby authorizes the Lenders to reproduce and display any media (including, without limitation, photographs and illustrations) of the Project submitted to the Lenders by Borrower. Borrower represents and warrants to the Lenders that Borrower has obtained any and all licenses and/or permissions necessary for Borrower’s and Lenders’ use of such media.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:

UNICOM, INC., an Alaska corporation

By:   /s/ Martin Cary
Martin Cary, Vice President & General Manager, Marketing and Sales

[Lender signature pages follow]

USB 74:

USBCDE SUB-CDE 74, LLC, a Missouri limited liability company

By: USBCDE LLC,
       a Delaware limited liability company,
       its managing member

By: U.S. Bancorp Community Development
       Corporation, a Minnesota corporation

By:          /s/ Emily E. Rose
Emily E. Rose, Officer

CNB II:

CHEROKEE NATION SUB-CDE II, LLC, an Oklahoma limited liability company

By: CNB Economic Development Company,
       LLC, an Oklahoma limited liability company,
       its managing member

By: Cherokee Nation Management Corporation,
       an Oklahoma corporation, its managing member

       By:  /s/ Shawn Slaton
               Shawn Slaton, President

LBC 2:

LBCDE SUB2 LLC,
a Delaware limited liability company

By: Lower Brule Community Development Enterprise, LLC,
       a Delaware limited liability company,
       its managing member

      By:    /s/ Gavin Clarkson
Gavin Clarkson, President

WAVELAND XXII:

WAVELAND SUB CDE XXII, LLC, a Colorado limited liability company

By: Waveland Community Development, LLC, a Colorado limited liability company, its managing member

By: Waveland Ventures, LLC, a Colorado
limited liability company, its
managing member

By:      /s/ Rick Hayes
Rick Hayes, Manager